Exhibit 1.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Discovery Partners International, Inc.,

a Delaware corporation;

Darwin Corp.,

a Delaware corporation; and

Infinity Pharmaceuticals, Inc.,

a Delaware corporation

Dated as of April 11, 2006

i

		Page

10.9	Cooperation	78
10.10	Severability	78
10.11	Other Remedies; Specific Performance	78
10.12	Construction	78

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 11, 2006, by and among DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (“DPI”); DARWIN CORP., a Delaware corporation and wholly owned subsidiary of DPI (“Merger Sub”); and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Merger Partner”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            DPI and Merger Partner intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Merger Partner (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL.

B.            DPI and Merger Partner intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

C.            The board of directors of DPI (i) has determined that the Merger is fair to, and in the best interests of, DPI and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of DPI vote to approve the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.

D.            The board of directors of Merger Partner (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Partner and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the stockholders of the Merger Partner.

E.             In order to induce DPI to enter into this Agreement and to cause the Merger to be consummated, DPI and the stockholders of Merger Partner listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of DPI concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Merger Partner Stockholder Voting Agreements”).

F.             In order to induce Merger Partner to enter into this Agreement and to cause the Merger to be consummated, Merger Partner and the stockholders of DPI listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of Merger Partner concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “DPI Stockholder Voting Agreements”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.             DESCRIPTION OF TRANSACTION

1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Merger Partner, the separate existence of Merger Sub shall cease, and Merger Partner shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Partner and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Partner and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3          Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Merger Partner and DPI may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”  At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to DPI and Merger Partner. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by DPI and Merger Partner and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws. At the Effective Time:

(a)           the Certificate of Incorporation of Merger Partner shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; and

(b)           DPI shall cause the Bylaws of the Surviving Corporation to be amended to read in their entirety in a manner to be agreed upon by DPI and Merger Partner and such bylaws, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws.

1.5          Recapitalization of DPI Common Stock

(a)           Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the DPI Stockholders Meeting, DPI shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation (the “DPI Certificate of Amendment”), whereby without any further action on the part of DPI, Merger Partner or any stockholder of DPI:

(i)            each share of DPI Common Stock issued and outstanding immediately prior to the filing of the DPI Certificate of Amendment shall be converted into and become a fractional number of fully paid and nonassessable shares of DPI Common Stock to be determined by DPI and Merger Partner (the “Reverse Stock Split”); and

(ii)           any shares of DPI Common Stock held as treasury stock or held or owned by DPI immediately prior to the filing of the DPI Certificate of Amendment shall each be converted into and become an identical fractional number of shares of DPI Common Stock as determined by the board of directors of DPI in connection with Section 1.5(a)(i) above.

(b)           No fractional shares of DPI Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of DPI Common Stock who would otherwise be entitled to receive a fraction of a share of DPI Common Stock (after aggregating all fractional shares of DPI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of DPI Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of DPI Common Stock on the NASDAQ National Market on the date immediately preceding the effective date of the Reverse Stock Split.

(c)           The exchange ratios set forth in Schedule I hereto shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of Merger Partner and DPI resulting from such exchange ratios.

1.6          Conversion of Merger Partner Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of DPI, Merger Partner or any stockholder of Merger Partner:

(i)            any shares of Merger Partner Common Stock held as treasury stock or held or owned by Merger Partner immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           subject to Section 1.6(c), each share of Merger Partner Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of DPI Common Stock equal to the applicable Merger Partner Common Stock exchange ratio. If the Net Cash at Closing, as determined pursuant to Section 1.7, is greater than or equal to $70,000,000 and less than or equal to $75,000,000, the Merger

Partner Common Stock exchange ratio shall be 0.95118. If the Net Cash at Closing is less than $70,000,000 or more than $75,000,000, the Merger Partner Common Stock exchange ratio shall be determined in accordance with Schedule I hereto; and

(iii)         subject to Section 1.6(c), each share of Merger Partner Series A Preferred Stock, Merger Partner Series B Preferred Stock, Merger Partner Series C Preferred Stock and Merger Partner Series D Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of DPI Common Stock equal to (i) in the event the Net Cash at Closing is greater than or equal to $70,000,000 and less than or equal to $75,000,000, as calculated pursuant to Section 1.7, the exchange ratio for (A) the Merger Partner Series A Preferred Stock shall be 0.84509, (B) the Merger Partner Series B Preferred Stock held by the Group 1 Series B Stockholders shall be 1.07472, (C) the Merger Partner Series B Preferred Stock held by the Group 2 Series B Preferred Stockholders shall be 1.20900, (D) the Merger Partner Series C Preferred Stock shall be 1.12126, and (D) the Merger Partner Series D Preferred Stock shall be 1.14607 and (ii) in the event the Net Cash at Closing is less than $70,000,000 or more than $75,000,000, as calculated pursuant to Section 1.7, the exchange ratios for each series of Merger Partner Preferred Stock shall be determined in accordance with Schedule I.

(b)           If any shares of Merger Partner Common Stock or Merger Partner Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with Merger Partner, then the shares of DPI Common Stock issued in exchange for such shares of Merger Partner Common Stock or Merger Partner Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of DPI Common Stock shall accordingly be marked with appropriate legends. Merger Partner shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)           No fractional shares of DPI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Merger Partner Common Stock or Merger Partner Preferred Stock who would otherwise be entitled to receive a fraction of a share of DPI Common Stock (after aggregating all fractional shares of DPI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Merger Partner Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of DPI Common Stock on the NASDAQ National Market on the date the Merger becomes effective.

(d)           All Merger Partner Options outstanding immediately prior to the Effective Time under the Merger Partner Stock Option Plans and all Merger Partner Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase DPI Common Stock or warrants to purchase DPI Common Stock, as applicable, in accordance with Section 5.5.

(e)           Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

1.7          Calculation of Net Cash.

(a)           DPI and Merger Partner shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the DPI Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, DPI shall deliver to Merger Partner a schedule (a “Net Cash Schedule”) setting forth, in reasonable detail, DPI’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. DPI shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to Merger Partner and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(b)           Within ten Business Days after DPI delivers the applicable Net Cash Schedule (a “Lapse Date”), Merger Partner shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to DPI (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.

(c)           If on or prior to any Lapse Date, (i) Merger Partner notifies DPI that it has no objections to the applicable Net Cash Estimation or (ii) Merger Partner fails to deliver a Dispute Notice as provided above, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.

(d)           If Merger Partner delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of DPI and Merger Partner shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by DPI and Merger Partner, which Net Cash amount shall be deemed, on the date of agreement between DPI and Merger Partner as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.

(e)           If Representatives of DPI and Merger Partner pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by DPI and Merger Partner, or if Closing does not occur within five Business Days after an applicable Non-Dispute Net Cash Determination Date or an applicable Dispute Net Cash Determination Date, then DPI and Merger Partner shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7.

1.8          Closing of Merger Partner’s Transfer Books. At the Effective Time: (a) all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Merger Partner Common Stock or Merger Partner Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Merger Partner except as otherwise provided herein; and (b) the stock transfer books of Merger Partner shall be closed with respect to all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Merger Partner Common Stock or Merger Partner Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (a “Merger Partner Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation, such Merger Partner Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9          Surrender of Certificates.

(a)           On or prior to the Closing Date, DPI and Merger Partner shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, DPI shall deposit with the Exchange Agent: (i) certificates representing the shares of DPI Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The shares of DPI Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)           Promptly after the Effective Time, but in no event more than 5 Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Merger Partner Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as DPI may reasonably specify (including a provision confirming that delivery of Merger Partner Stock Certificates shall be effected, and risk of loss and title to Merger Partner Stock Certificates shall pass, only upon delivery of such Merger Partner Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Merger Partner Stock Certificates in exchange for certificates representing DPI Common Stock. Upon surrender of a Merger Partner Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or DPI: (A) the holder of such Merger Partner Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of DPI Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of DPI Common Stock); and (B) the Merger Partner Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Merger Partner Common Stock or Merger Partner Preferred Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of shares of DPI Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a person other than the person in whose name the applicable Merger Partner Stock Certificate so surrendered is registered, if such Merger Partner Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Merger Partner Stock Certificate and such bond indemnifying DPI against any claims suffered by DPI related to such Merger Partner Stock Certificate or any DPI Common Stock issued in exchange therefor as DPI may reasonably request. Until surrendered as contemplated by this Section 1.9(b), each Merger Partner Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of DPI Common Stock (and cash in lieu of any fractional share of DPI Common Stock) as contemplated by Section 1.6. If any Merger Partner Stock Certificate shall have been lost, stolen or destroyed, DPI may, in its discretion and as a condition precedent to the delivery of any shares of DPI Common Stock with respect to the shares of Merger Partner Common Stock previously represented by such Merger Partner Stock Certificate, require the owner of such lost, stolen or destroyed Merger Partner Stock Certificate to provide an applicable affidavit with respect to such Merger Partner Stock Certificate and post a bond indemnifying DPI against any claim suffered by DPI related to the lost, stolen or destroyed Merger Partner Stock Certificate or any DPI Common Stock issued in exchange therefor as DPI may reasonably request.

(c)           No dividends or other distributions declared or made with respect to DPI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Merger Partner Stock Certificate with respect to the shares of DPI Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Merger Partner Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)           Any portion of the Exchange Fund that remains undistributed to holders of Merger Partner Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to DPI upon demand, and any holders of Merger Partner Stock Certificates who have not theretofore surrendered their Merger Partner Stock Certificates in accordance with this Section 1.9 shall thereafter look only to DPI for satisfaction of their claims for DPI Common Stock, cash in lieu of fractional shares of DPI Common Stock and any dividends or distributions with respect to shares of DPI Common Stock.

(e)           Each of the Exchange Agent and DPI shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Merger Partner Stock Certificate such amounts as DPI determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            No party to this Agreement shall be liable to any holder of any Merger Partner Stock Certificate or to any other Person with respect to any shares of DPI Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10        Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, shares of Merger Partner Common Stock and Merger Partner Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Merger Partner Common Stock or Merger Partner Preferred Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Merger Partner Common Stock or Merger Partner Preferred Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Merger Partner Common Stock or Merger Partner Preferred Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.

(b)           Merger Partner shall give DPI prompt written notice of any demands by dissenting stockholders received by the Merger Partner, withdrawals of such demands and any other instruments served on Merger Partner and any material correspondence received by Merger Partner in connection with such demands.

1.11        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Partner, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Merger Partner and otherwise) to take such action.

1.12        Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.             REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Merger Partner represents and warrants to DPI as follows, except as set forth in the written disclosure schedule delivered or made available by Merger Partner to DPI (the “Merger Partner Disclosure Schedule”). The Merger Partner Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Merger Partner Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Merger Partner Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 2 as to clearly qualify or otherwise clearly apply to such other representations and warranties.

2.1          Due Organization; No Subsidiaries; Etc.

(a)           Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Merger Partner Contracts.

(b)           Merger Partner has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Infinity Pharmaceuticals, Inc.”

(c)           Merger Partner is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Merger Partner Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect. Merger Partner is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Merger Partner Disclosure Schedule.

(d)           Part 2.1(d) of the Merger Partner Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Merger Partner (ii) the names of the members of each committee of the board of directors of Merger Partner and (iii) the names and titles of Merger Partner’s officers.

(e)           Merger Partner has no Subsidiaries. Merger Partner does not own any controlling interest in any Entity, and Merger Partner has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Merger Partner has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Merger Partner nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Merger Partner’s business or affairs.

2.2          Certificate of Incorporation and Bylaws; Records. Merger Partner has delivered or made available to DPI accurate and complete copies of:  (a) the certificate of incorporation (as amended and restated, the “Merger Partner Certificate of Incorporation”) and bylaws, including all amendments thereto of Merger Partner; (b) the stock records of Merger Partner; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Merger Partner, the board of directors of Merger Partner and all committees of the board of directors of Merger Partner (the items described in (a) and (b) above, collectively, the “Merger Partner Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Merger Partner, the board of directors of Merger Partner or any committee of the board of directors of Merger Partner that are not fully reflected in the minutes and other records delivered or made available to DPI pursuant to clause (c) above. There has not been any violation in any material respect of the Merger Partner Constituent Documents, and Merger Partner has not taken any action that is inconsistent in any material respect with the Merger Partner Constituent Documents. The books of account, stock records, minute books and other records of Merger Partner are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices. Merger Partner has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of Merger Partner consists of 81,022,221 shares of Merger Partner Common Stock and 45,977,779 shares of Merger Partner Preferred Stock. As of the date of this Agreement 12,508,902 shares of Merger Partner Common Stock and 39,719,447 shares of Merger Partner Preferred Stock are issued and outstanding. All of the outstanding shares of Merger Partner Common Stock and Merger Partner Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of Merger Partner Common Stock and Merger Partner Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Merger Partner Constituent Documents and applicable Contracts. Part 2.3(a) of the Merger Partner Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Merger Partner and to which any shares of capital stock of Merger Partner is subject and identifies the Contract underlying such right. Merger Partner has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of Merger Partner’s capital stock other than the shares of Merger Partner Common Stock and Merger Partner Preferred Stock as set forth in this Section 2.3(a)

(b)           There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Merger Partner; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Merger Partner; (iii) Contract under which Merger Partner is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Merger Partner; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Merger Partner. Merger Partner has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Merger Partner.

(c)           Except for repurchases of securities made pursuant to their terms, Merger Partner has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Merger Partner.

2.4          Financial Statements.

(a)           Merger Partner has delivered or made available to DPI the following financial statements and notes (collectively, the “Merger Partner Financial Statements”):

(i)            the audited balance sheets of Merger Partner as of December 31, 2003 and 2004 (the December 31, 2004 balance sheet being referred to herein as the “Merger Partner Audited Balance Sheet”) and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of Merger Partner for the two years ended December 31, 2004, together with the notes thereto and the unqualified reports and opinions of Ernst & Young LLP relating thereto;

(ii)           the unaudited balance sheet of Merger Partner as of December 31, 2005 (the “Merger Partner Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of Merger Partner for the year then ended; and

(iii)         the unaudited balance sheet of Merger Partner as of February 28, 2006 (the “Merger Partner Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, income statement, statement of stockholders’ equity and statement of cash flows of the Company for the two months then ended.

(b)           The Merger Partner Financial Statements are accurate and complete in all material respects and present fairly the financial position of Merger Partner as of the respective dates thereof and the results of operations and consolidated cash flows of Merger Partner for the periods covered thereby. Except as may be indicated in the notes to the Merger Partner Financial Statements, the Merger Partner Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and (iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5          Absence of Changes. Since the date of the Merger Partner Balance Sheet:

(a)           there has not been any Merger Partner Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Merger Partner Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Merger Partner (whether or not covered by insurance);

(c)           Merger Partner has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)           Merger Partner has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Merger Partner; (ii) any option, call or right to acquire any capital stock or any other security of Merger Partner; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Merger Partner; or (iv) reserved for issuance any additional grants or shares under any Merger Partner Stock Option Plans;

(e)           Merger Partner has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any Merger Partner Stock Option Plans, any Merger Partner Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f)            there has been no amendment to the certificate of incorporation or bylaws of Merger Partner and Merger Partner has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           Merger Partner has not formed any Subsidiary of Merger Partner or acquired any equity interest or other interest in any other Entity;

(h)           Merger Partner has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Merger Partner since the date of the Merger Partner Balance Sheet, exceeds $100,000;

(i)            Merger Partner has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Merger Partner having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j)            Merger Partner has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k)           Merger Partner has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)            Merger Partner has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m)          Merger Partner has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Merger Partner;

(n)           Merger Partner has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an annual salary in excess of $100,000;

(o)           Merger Partner has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p)           Merger Partner has not made any material Tax election;

(q)           Merger Partner has not threatened, commenced or settled any Legal Proceeding;

(r)           Merger Partner has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s)           Merger Partner has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Merger Partner Contract or Legal Requirement; and

(t)            Merger Partner has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

2.6          Title to Assets. Merger Partner owns, and has good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by it. All of such assets are owned by Merger Partner free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner. Merger Partner owns or otherwise has, and after the Closing DPI and the Surviving Corporation will have, all assets needed to conduct their respective businesses as currently conducted and planned to be conducted.

2.7          Bank Accounts; Receivables.

(a)           Part 2.7(a) of Merger Partner Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Merger Partner at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)           Part 2.7(b) of Merger Partner Disclosure Schedule provides an accurate and complete in all material respects breakdown and aging of all accounts receivable, notes receivable and other receivables of Merger Partner as of March 1, 2006. All existing accounts receivable of Merger Partner (including those accounts receivable reflected on the Merger Partner Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Merger Partner Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Merger Partner arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Merger Partner Unaudited Interim Balance Sheet.

2.8          Equipment; Leasehold.

(a)           All items of equipment and other tangible assets owned by or leased to Merger Partner (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Merger Partner’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b)           Merger Partner does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.8(b) of the Merger Partner Disclosure Schedule. All premises leased or subleased by Merger Partner are supplied with utilities and other services necessary for the operation of their respective businesses.

2.9          Intellectual Property.

(a)           Part 2.9(a) of the Merger Partner Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by Merger Partner within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by Merger Partner.

(b)           Part 2.9(b) of the Merger Partner Disclosure Schedule accurately identifies (i) each item of Merger Partner Registered IP in which Merger Partner has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Merger Partner Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that, to the Knowledge of Merger Partner, may have an ownership interest in such item of Merger Partner Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 2.9(a) of the Merger Partner Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Merger Partner Registered IP. Merger Partner has delivered or made available to DPI complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Merger Partner Registered IP.

(c)           Part 2.9(c) of the Merger Partner Disclosure Schedule accurately identifies (i) all Merger Partner IP Rights licensed to Merger Partner (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Merger Partner’s products or services); (ii) the corresponding Merger Partner Contracts pursuant to which such Merger Partner IP Rights are licensed to Merger Partner; and (iii) whether the license or licenses granted to Merger Partner are exclusive or non-exclusive.

(d)           Part 2.9(d) of the Merger Partner Disclosure Schedule accurately identifies each Merger Partner Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Merger Partner IP Rights. Merger Partner is not bound by, and no Merger Partner IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Merger Partner to use, exploit, assert, or enforce any Merger Partner IP Rights anywhere in the world.

(e)           Merger Partner has delivered or made available to DPI a complete and accurate copy of each standard form of Merger Partner IP Rights Agreement used by Merger Partner, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Merger Partner IP Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Merger Partner IP Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Part 2.9(e) of the Merger Partner Disclosure Schedule accurately identifies each Merger Partner IP Rights Agreement that deviates in any material respect from the corresponding standard form agreement delivered or made available to DPI.

(f)            Merger Partner exclusively owns all right, title, and interest to and in Merger Partner IP Rights (other than Merger Partner IP Rights exclusively licensed to Merger Partner, as identified in Part 2.9(c) of the Merger Partner Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Merger Partner Contracts listed in Part 2.9(d) of the Merger Partner Disclosure Schedule). Without limiting the generality of the foregoing:

(i)            To the Knowledge of Merger Partner, all documents and instruments necessary to register or apply for or renew registration of Merger Partner Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)           Each Person who is or was an employee or contractor of Merger Partner and who is or was involved in the creation or development of any Merger Partner IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Merger Partner and confidentiality provisions protecting trade secrets and confidential information of Merger Partner. No current or former stockholder, officer, director, or employee of Merger Partner has any claim, right (whether or not currently exercisable), or interest to or in any Merger Partner IP Rights. No employee of Merger Partner is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Merger Partner or (b) in breach of any Contract with any former employer or other Person concerning Merger Partner IP Rights or confidentiality provisions protecting trade secrets and confidential information in Merger Partner IP Rights.

(iii)         No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Merger Partner IP Rights in which Merger Partner has an ownership interest.

(iv)          Merger Partner has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Merger Partner holds, or purports to hold, as a trade secret.

(v)            Merger Partner has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Merger Partner IP Rights to any other Person.

(vi)          Merger Partner is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Merger Partner to grant or offer to any other Person any license or right to any Merger Partner IP Rights.

(vii)         The Merger Partner IP Rights constitute all Intellectual Property necessary for Merger Partner to conduct its business as currently conducted and planned to be conducted.

(g)           To Merger Partner’s Knowledge, all Merger Partner Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i)            Each U.S. patent application and U.S. patent in which Merger Partner has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Merger Partner has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii)           No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Merger Partner conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Merger Partner has or purports to have an ownership interest has been impaired.

(iii)         Each item of Merger Partner IP Rights that is Merger Partner Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Merger Partner Registered IP in full force and effect have been made by the applicable deadline. Part 2.9(g)(iii) of the Merger Partner Disclosure Schedule accurately identifies and describes each action, filing, and payment that must, to Merger Partner’s Knowledge, be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Merger Partner Registered IP in full force and effect.

(iv)          No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Merger Partner’s Knowledge, threatened, in which the scope, validity, or enforceability of any Merger Partner IP Rights is being, has been, or could reasonably be expected to be contested or challenged. To Merger Partner’s Knowledge, there is no basis for a claim that any Merger Partner IP Rights are invalid or, excluding pending patent applications, unenforceable.

(h)           To Merger Partner’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Merger Partner IP Rights. Part 2.9(h) of the Merger Partner Disclosure Schedule accurately identifies, and Merger Partner has delivered or made available to DPI a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Merger Partner or any director or officer or, to the Knowledge of Merger Partner, employee of Merger Partner regarding any actual, alleged, or suspected infringement or misappropriation of any Merger Partner IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i)            Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Merger Partner IP Rights; (b) a breach by Merger Partner of any license agreement listed or required to be listed in Part 2.9(c) of the Merger Partner Disclosure Schedule; (c) the release, disclosure, or delivery of any Merger Partner IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Merger Partner IP Rights.

(j)            Merger Partner has disclosed in correspondence to DPI the third-party patents and patent applications found during all freedom to operate searches that were conducted by Merger Partner. Except as disclosed therein, to Merger Partner’s Knowledge, Merger Partner has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing:

(i)            No product or service that has been developed or that is being commercially sold by Merger Partner, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has, to the Knowledge of Merger Partner,  infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii)           No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Merger Partner’s Knowledge, threatened against Merger Partner or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Merger Partner with respect to such claim or Legal Proceeding. Merger Partner has never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property rights of another Person.

(iii)         Merger Partner is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. Merger Partner has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

(k)           No claim or Legal Proceeding involving any Merger Partner IP Rights is pending or, to Merger Partner’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Merger Partner IP Rights by Merger Partner, or (ii) the manufacturing, distribution, or sale of any product or service being developed by Merger Partner, or that is being commercially sold by Merger Partner.

2.10        Contracts.

(a)           Part 2.10(a) of the Merger Partner Disclosure Schedule identifies each Merger Partner Contract, including:

(i)            each Merger Partner Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii)           each Merger Partner Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Merger Partner IP Rights;

(iii)         each Merger Partner Contract imposing any restriction on Merger Partner’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)          each Merger Partner Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)            each Merger Partner Contract relating to the creation of any Encumbrance with respect to any asset of Merger Partner;

(vi)          each Merger Partner Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii)         each Merger Partner Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Merger Partner Contracts involving investments by Merger Partner in, or loans by Merger Partner to, any other Entity;

(viii)        each Merger Partner Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party of Merger Partner;

(ix)          each Merger Partner Contract relating to indebtedness for borrowed money;

(x)           each Merger Partner Contract related to the acquisition or disposition of material assets of Merger Partner or any other Person;

(xi)          any other material Merger Partner Contract that has a term of more than 60 days and that may not be terminated by Merger Partner (without penalty) within 60 days after the delivery of a termination notice by Merger Partner;

(xii)         any other Merger Partner Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Merger Partner having a value in excess of $100,000 in the aggregate;

(xiii)       each Merger Partner Contract constituting a commitment of any Person to purchase products (including products in development) of Merger Partner; and

(xiv)        each Merger Partner Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Merger Partner in connection with the Contemplated Transactions.

(b)           Merger Partner has delivered or made available to DPI accurate and complete (except for applicable redactions thereto) copies of all material written Merger Partner Contracts, including all amendments thereto. There are no Merger Partner Contracts that are not in written form. Each Merger Partner Contract is valid and in full force and effect, is enforceable by Merger Partner in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Merger Partner, the Surviving Corporation or DPI or any DPI Subsidiary to any Person under any Merger Partner Contract or give any Person the right to terminate or alter the provisions of any Merger Partner Contract.

(c)           Merger Partner has not materially violated or breached, or committed any material default under, any Merger Partner Contract, and, to the Knowledge of Merger Partner,

no other Person has violated or breached, or committed any default under, any Merger Partner Contract.

(d)           No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Merger Partner Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Merger Partner Contract, (iii) give any Person the right to accelerate the maturity or performance of any Merger Partner Contract, or (iv) give any Person the right to cancel, terminate or modify any Merger Partner Contract.

(e)           Merger Partner has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Merger Partner Contract.

(f)            Merger Partner has not waived any rights under any Merger Partner Contract.

(g)           No Person is renegotiating, or has a right pursuant to the terms of any Merger Partner Contract to renegotiate, any amount paid or payable to Merger Partner under any Merger Partner Contract or any other material term or provision of any Merger Partner Contract.

(h)           The Merger Partner Contracts collectively constitute all of the Contracts necessary to enable Merger Partner to conduct its business in the manner in which its business is currently being conducted and as its business is proposed to be conducted.

(i)            Part 2.10(i) of the Merger Partner Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Merger Partner (other than term sheets provided by Merger Partner or to Merger Partner by any party related to the subject matter of this transaction).

(j)            Part 2.10(j) of the Merger Partner Disclosure Schedule provides an accurate and complete list of all Consents required under any Merger Partner Contract to consummate the Merger and the other Contemplated Transactions.

2.11        Liabilities; Fees, Costs and Expenses.

(a)           Merger Partner does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Merger Partner Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by Merger Partner in the Ordinary Course of Business; (iii) liabilities under Merger Partner Contracts listed in Part 2.11(a) of the Merger Partner Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Merger Partner Contracts; (iv) liabilities that have arisen since the date of the Merger Partner Balance Sheet in the Ordinary

Course of Business and (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b)           The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of Merger Partner in connection with (i) any due diligence conducted by Merger Partner with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Merger Partner Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of the Merger Partner reasonably exercised, aggregate approximately $1,900,000.

2.12        Compliance with Legal Requirements. Merger Partner is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Merger Partner has not received, since January 1, 2003, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Merger Partner to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Merger Partner has delivered or made available to DPI an accurate and complete copy of each report, study, survey or other document to which Merger Partner has access that addresses or otherwise relates to the compliance of Merger Partner with, or the applicability to Merger Partner of, any Legal Requirement. To the Knowledge of Merger Partner, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Merger Partner Material Adverse Effect, (b) may have an adverse effect on Merger Partner’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

2.13        Governmental Authorizations. Part 2.13 of the Merger Partner Disclosure Schedule identifies each Governmental Authorization held by Merger Partner, and Merger Partner has delivered or made available to DPI accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Merger Partner to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Merger Partner is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Merger Partner Disclosure Schedule. Merger Partner has not since January 1, 2003 received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14        Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of Merger Partner with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Merger Partner Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. Merger Partner has delivered or made available to DPI accurate and complete copies of all Merger Partner Returns filed which have been requested by DPI. Merger Partner shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by Merger Partner for the period from January 1, 2006 through the Closing Date.

(b)           Merger Partner Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c)           No Merger Partner Return has ever been examined or audited by any Governmental Body and no examination or audit of any Merger Partner Return is currently in progress or, to the Knowledge of Merger Partner, threatened or contemplated. Merger Partner has delivered or made available to DPI accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner relating to Merger Partner Returns. No extension or waiver of the limitation period applicable to any of Merger Partner Returns has been granted (by Merger Partner, or any other Person), and no such extension or waiver has been requested from Merger Partner. All Taxes that Merger Partner was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Merger Partner has not executed or filed any power of attorney with any taxing authority.

(d)           Merger Partner (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Merger Partner), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Merger Partner is not nor has it ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. Merger Partner has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)           No claim or Legal Proceeding is pending or has been threatened against or with respect to Merger Partner in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Merger Partner with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Merger Partner and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Merger Partner except liens for current Taxes not yet due and payable. Merger Partner has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Merger Partner has not been, and Merger Partner will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(f)            None of the assets of Merger Partner (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g)           Merger Partner has never participated in an international boycott as defined in Section 999 of the Code.

(h)           Merger Partner will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(i)            Merger Partner has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.15        Employee and Labor Matters; Benefit Plans.

(a)           Part 2.15(a) of the Merger Partner Disclosure Schedule accurately sets forth, with respect to each employee of Merger Partner (including any employee of Merger Partner who is on a leave of absence) with an annual base salary in excess of $100,000.

(i)            the name of such employee and the date as of which such employee was originally hired by Merger Partner;

(ii)           such employee’s title;

(iii)         the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Merger Partner with respect to services performed in 2005;

(iv)          such employee’s annualized compensation as of the date of this Agreement;

(v)            any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Merger Partner’s business;

(vi)          such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non U.S. citizens, identifies the visa or other similar permit under which such employee is working for Merger Partner and the dates of issuance and expiration of such visa or other permit; and

(vii)         such employee’s primary office location.

(b)           Part 2.15(b) of the Merger Partner Disclosure Schedule accurately identifies each former employee of Merger Partner who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Merger Partner) relating to such former employee’s employment with Merger Partner; and Part 2.15(b) of the Merger Partner Disclosure Schedule accurately describes such benefits.

(c)           The employment of Merger Partner’s employees is terminable by Merger Partner at will. Merger Partner has delivered or made available to DPI accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of Merger Partner.

(d)           To the Knowledge of Merger Partner:

(i)            no Key Employee of Merger Partner intends to terminate his employment with Merger Partner;

(ii)           no Key Employee of Merger Partner has received an offer that remains outstanding to join a business that may be competitive with Merger Partner’s business; and

(iii)         no employee of Merger Partner is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Merger Partner; or (B) Merger Partner’s business or operations.

(e)           Merger Partner is not a party to or bound by, and Merger Partner has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f)            Merger Partner is not engaged, and Merger Partner has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Merger Partner. To the Merger Partner’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Merger Partner, including, without limitation, charges of unfair labor practices or discrimination complaints. Merger Partner has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Merger Partner labor relations.

(g)           Since January 1, 2003, there have not been any independent contractors who have provided services to Merger Partner for a period of six consecutive months or longer. Merger Partner has never had any temporary or leased employees.

(h)           Part 2.15(h) of the Merger Partner Disclosure Schedule identifies each Merger Partner Plan sponsored, maintained, contributed to or required to be contributed to by Merger Partner for the benefit of any employee of Merger Partner. Except to the extent required to comply with Legal Requirements, Merger Partner does not intend nor has it committed to establish or enter into any new Merger Partner Plan (as defined in paragraph (s) below), or to modify any Merger Partner Plan.

(i)            Merger Partner has delivered or made available to DPI: (i) correct and complete copies of all documents setting forth the terms of each Merger Partner Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Merger Partner Plan; (iii) if the Merger Partner Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Merger Partner Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Merger Partner Plan; (v) all material written Contracts relating to each Merger Partner Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Merger Partner relating to any Merger Partner Plan and any proposed Merger Partner Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Merger Partner; (vii) all correspondence to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Merger Partner pertaining to fiduciary liability insurance covering the fiduciaries for each Merger Partner Plan; (x) all discrimination tests required under the Code for each Merger Partner Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Merger Partner Plan intended to be qualified under Section 401(a) of the Code.

(j)            Merger Partner has performed all material obligations required to be performed by it under each Merger Partner Plan and is not in default under or violation of, and Merger Partner has no Knowledge of any default under or violation by any other party of, the terms of any Merger Partner Plan. Each Merger Partner Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Merger Partner Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Merger Partner Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Merger Partner Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of Merger Partner, threatened or reasonably anticipated (other than routine claims for benefits), against any Merger Partner Plan or against the assets of any Merger Partner Plan. Each Merger Partner Plan (other than any Merger Partner Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to DPI, any DPI Subsidiary, Merger Partner or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Merger Partner, threatened by any Governmental Body with respect to any Merger Partner Plan. Merger Partner has never incurred any penalty or tax with respect to any Merger Partner Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Merger Partner has made all contributions and other payments required by and due under the terms of each Merger Partner Plan.

(k)           Merger Partner has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Merger Partner has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Merger Partner is or was held as a plan asset. Merger Partner has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Merger Partner Foreign Plan”).

(l)            No Merger Partner Plan provides (except at no cost to Merger Partner), or reflects or represents any liability of Merger Partner to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Merger Partner, Merger Partner has never represented, promised or contracted (whether in oral or written form) to any employee of Merger Partner (either individually or to employees of Merger Partner as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Merger Partner Plan, Merger Partner Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Merger Partner.

(n)           Merger Partner:  (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated claims or Legal Proceedings against Merger Partner under any worker’s compensation policy or long-term disability policy.

(o)           Merger Partner is not required to be, and, to the Knowledge of Merger Partner, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Merger Partner has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of Merger Partner, it has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p)           To the Knowledge of Merger Partner, no officer or employee of Merger Partner is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of Merger Partner, or that would interfere with the business of Merger Partner. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Merger Partner as presently conducted nor any activity of any employees of Merger Partner in connection with the carrying on of the business of Merger Partner as presently conducted will, to the Knowledge of Merger Partner, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Merger Partner may be bound.

(q)           There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Merger

Partner that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Merger Partner is not a party to any Contract, nor does Merger Partner have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(r)           No holder of shares of Merger Partner Common Stock holds shares of Merger Partner Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s)           Any Merger Partner employee plan, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Merger Partner Plans”) sponsored, maintained, contributed to or required to be contributed to by Merger Partner for the benefit of any employee of Merger Partner and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code.

2.16        Environmental Matters. Merger Partner is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Merger Partner of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Merger Partner has not received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Merger Partner is not in compliance with any Environmental Law, and, to the Knowledge of Merger Partner, there are no circumstances that may prevent or interfere with Merger Partner’s compliance with any Environmental Law in the future. To the Knowledge of Merger Partner: (i) no current or prior owner of any property leased or controlled by Merger Partner has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by Merger Partner, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Merger Partner is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law. All Governmental Authorizations currently held by Merger Partner pursuant to Environmental Laws are identified in Part 2.16 of the Merger Partner Disclosure Schedule.

2.17        Insurance. Merger Partner maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since January 1, 2003, Merger Partner has not received any written notice or other communication regarding any actual or possible (a)

cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18        Related Party Transactions. (a) No Merger Partner Related Party has, and no Merger Partner Related Party has at any time since Merger Partner’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Merger Partner; (b) no Merger Partner Related Party is, or has been, indebted to Merger Partner; (c) since Merger Partner’s inception, no Merger Partner Related Party has entered into, or has had any direct or indirect financial interest in, any Merger Partner Contract, transaction or business dealing involving Merger Partner; (d) no Merger Partner Related Party is competing, or has at any time competed, directly or indirectly, with Merger Partner; and (e) no Merger Partner Related Party has any claim or right against Merger Partner (other than rights under capital stock of Merger Partner and rights to receive compensation for services performed as an employee of Merger Partner).

2.19        Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding, and to the Knowledge of Merger Partner, no Person has threatened to commence any Legal Proceeding:  (i) that involves Merger Partner or any of the assets owned, used or controlled by Merger Partner or any Person whose liability Merger Partner has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $100,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Merger Partner, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Merger Partner or any of the assets owned or used by Merger Partner, is subject. To the Knowledge of the Merger Partner, none of its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to Merger Partner’s business or to any assets owned or used by Merger Partner.

2.20        Authority; Binding Nature of Agreement. Merger Partner has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by Merger Partner of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Merger Partner and the board of directors of Merger Partner, subject only to obtaining the Required Merger Partner Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which Merger Partner is a party has been duly executed and delivered by Merger Partner, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21        Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required Merger Partner Stockholder Vote for the applicable Contemplated Transactions, and the filing of a Certificate of Merger as required by DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of Merger Partner Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Merger Partner, or any of the assets owned or used by Merger Partner, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Merger Partner or that otherwise relates to Merger Partner’s business or to any of the assets owned or used by Merger Partner;

(d)           result in a material conflict, violation or breach of, or result in a material default under, any provision of any Merger Partner Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Merger Partner Contract, (ii) accelerate the maturity or performance of any such Merger Partner Contract, or (iii) cancel, terminate or modify any such Merger Partner Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Merger Partner (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner).

Except for those filings, notices or Consents disclosed in Part 2.21 of the Merger Partner Disclosure Schedule, no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

2.22        Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding on the record date for the Merger Partner Stockholders’ Meeting and entitled to vote thereon, voting as a single class and (ii) in accordance with Section 2(c) of Article IV of the Merger Partner Certificate of Incorporation, the holders of a majority of the shares of Merger Partner Preferred Stock outstanding on the record date for the Merger Partner Stockholders’ Meeting and entitled to vote thereon, voting as a single class (the “Required Merger Partner Stockholder Vote”) are the only votes of the holders of any class or series of Merger Partner capital stock necessary to adopt this Agreement.

2.23        Regulatory Compliance. All Merger Partner Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Legal Requirements.

2.24        Merger Partner Action. The board of directors of Merger Partner (at a meeting duly called and held in accordance with Merger Partner Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of Merger Partner and its stockholders and (b) unanimously recommended adoption of this Agreement, by the stockholders of the Merger Partner and directed that this Agreement, be submitted to the stockholders of the Merger Partner for adoption.

2.25        Anti-Takeover Law. The board of directors of Merger Partner has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Merger Partner Constituent Documents, (b) any takeover provision in any Merger Partner Contract, and (c) any takeover provision in any applicable state law.

2.26        No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Merger Partner.

2.27        Certain Payments. Neither Merger Partner nor to Merger Partner’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Merger Partner, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Merger Partner;

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)           performed any favor or given any gift which was not deductible for federal income tax purposes;

(e)           made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)            agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

2.28        Disclosure. The information supplied by Merger Partner for inclusion in the Joint Proxy Statement/Prospectus (including any Merger Partner Financial Statements) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

3.             REPRESENTATIONS AND WARRANTIES OF DPI AND MERGER SUB

DPI and Merger Sub represent and warrant to Merger Partner as follows, except as set forth in the written disclosure schedule delivered or made available by DPI to Merger Partner (the “DPI Disclosure Schedule”). The DPI Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the DPI Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the DPI Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to clearly qualify or otherwise clearly apply to such other representations and warranties; provided, however, that the disclosure in Part 3.10(a)(ii) of the DPI Disclosure Schedule shall only qualify Sections 3.9(b), 3.9(d)(v) and 3.10(a)(ii).

3.1          Due Organization; Subsidiaries; Etc.

(a)           DPI and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on their business as now being conducted and as currently proposed to be conducted.

(b)           DPI has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Discovery Partners International, Inc.”

(c)           DPI and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the DPI Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and would not be reasonably expected to have, a DPI Material Adverse Effect. DPI and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the DPI Disclosure Schedule.

(d)           Part 3.1(d) of the DPI Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of DPI, (ii) the names of the members of each committee of the board of directors of DPI and (iii) the names and titles of DPI’s officers.

(e)           DPI has no Subsidiaries (other than Merger Sub) except for the Entities identified in Part 3.1(e) of the DPI Disclosure Schedule. Neither DPI nor any DPI Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 3.1(e) of the DPI Disclosure Schedule, neither DPI nor any DPI Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

3.2          Certificate of Incorporation and Bylaws; Records. DPI and Merger Sub have delivered or made available to Merger Partner copies of:  (a) DPI’s certificate of incorporation and bylaws, including all amendments thereto, and the certificate of incorporation and bylaws of Merger Sub; (b) the stock records of DPI and Merger Sub; and (c) the minute and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of DPI and Merger Sub (the “DPI Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of DPI or Merger Sub, the board of directors of DPI or Merger Sub or any committee of the board of directors of DPI or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to Merger Partner pursuant to clause (c) above. There has not been any violation in any material respect of the DPI Constituent Documents, and DPI has not taken any action that is inconsistent in any material respect with the DPI Constituent Documents. The books of account, stock records, minute books and other records of DPI are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3          Capitalization, Etc.

(a)           The authorized capital stock of DPI consists of:  100,000,000 shares of DPI Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of April 7, 2006, 26,436,931 shares of DPI Common Stock have been issued and are outstanding, and no shares of DPI Preferred Stock have been issued and are outstanding. All outstanding shares of DPI Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. DPI has no authorized shares other than as set forth in this Section 3.3(a) and there are no issued and outstanding shares of DPI’s capital stock other than the shares of DPI Common Stock as set forth in this Section 3.3(a).

(b)           As of April 7, 2006, DPI has reserved 6,297,374 shares of DPI Common Stock for issuance under its DPI 2000 Stock Incentive Plan, of which options to purchase 2,103,961 shares of DPI Common Stock are outstanding as of April 7, 2006. As of April 7, 2006, DPI has reserved 2,498,032 shares of DPI Common Stock for issuance under its DPI 2000 Employee Stock Purchase Plan, of which 181,202 shares of DPI Common Stock are outstanding as of April 7, 2006. As of April 7, 2006, 424,500 shares of DPI Common Stock are reserved for future issuance pursuant to grants of restricted stock of DPI. Except as set forth in this Agreement and the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of DPI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of DPI; (iii) Contract under which DPI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of DPI; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of DPI. DPI has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of DPI.

(c)           All outstanding shares of DPI Common Stock, and all outstanding DPI Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in DPI Constituent Documents and applicable Contracts.

3.4          SEC Filings; Financial Statements.

(a)           DPI has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. DPI has delivered or made available to Merger Partner accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by DPI with the SEC on or after January 1, 2003 and prior to the date of this Agreement (the “DPI SEC Documents”). DPI has resolved with the staff of the SEC any comments it may have received since January 1, 2005 and prior to the date of this Agreement in comment letters to DPI from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the DPI SEC Documents. All DPI SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DPI SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)           The consolidated financial statements contained in the DPI SEC Documents (including, in each case, any related notes thereto):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the DPI SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present the consolidated financial position of DPI as of the respective dates thereof and the consolidated results of operations and cash flows of DPI for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the DPI SEC Documents were or are subject to normal year-end audit adjustments.

(c)           The aggregate amount of cash, cash equivalents and short-term investments as reflected on the balance sheet of DPI as of March 31, 2006 shall be at least equal to $80,599,449.

(d)           Ernst & Young LLP, DPI’s auditors are, and have been at all times during their engagement by DPI (i) “independent” with respect to DPI within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to Ernst & Young LLP’s engagement with DPI.

3.5          Absence of Changes. Since December 31, 2005:

(a)           there has not been any DPI Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a DPI Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of DPI or any DPI Subsidiary (whether or not covered by insurance);

(c)           DPI has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)           DPI has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of DPI; (ii) any option, call or right to acquire any capital stock or any other security of DPI; (iii) any instrument convertible into or exchangeable for any capital stock or other security of DPI; or (iv) reserved for issuance any additional grants or shares under the DPI 2000 Stock Incentive Plan or the DPI 2000 Employee Stock Purchase Plan;

(e)           DPI has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the DPI 2000 Stock Incentive Plan, the DPI 2000 Employee Stock Purchase Plan, any DPI Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f)            there has been no amendment to the certificate of incorporation or bylaws of DPI or any DPI Subsidiary and DPI has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           DPI has not formed any DPI Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)           neither DPI nor any DPI Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of DPI or any DPI Subsidiary since December 31, 2005 (the “DPI Balance Sheet Date”), exceeds $100,000;

(i)            neither DPI nor any DPI Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to DPI or any DPI Subsidiary having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(j)            neither DPI nor any DPI Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k)           neither DPI nor any DPI Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)            neither DPI nor any DPI Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m)          neither DPI nor any DPI Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of DPI or any DPI Subsidiary;

(n)           neither DPI nor any DPI Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an aggregate salary in excess of $100,000;

(o)           neither DPI nor any DPI Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(p)           DPI has not made any material Tax election;

(q)           neither DPI nor any DPI Subsidiary has threatened, commenced or settled any Legal Proceeding;

(r)           neither DPI nor any DPI Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(s)           neither DPI nor any DPI Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any DPI or DPI Subsidiary Contract or Legal Requirement; and

(t)            neither DPI nor any DPI Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.

3.6          Liabilities; Fees, Costs and Expenses.

(a)           Neither DPI nor any DPI Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in DPI’s balance sheet included in its Form 10-K for the year ended December 31, 2005 (the “DPI Balance Sheet”) or any subsequent interim or full-year balance sheet filed by DPI with the SEC subsequent to December 31, 2005, or otherwise described in DPI’s Form 10-K for the year ended December 31, 2005; (ii) liabilities that have been incurred since December 31, 2005 (or the date of any subsequent interim or full-year balance sheet filed by DPI with the SEC subsequent to December 31, 2005) in the Ordinary Course of Business; (iii) liabilities which have arisen since the date of the DPI Balance Sheet in the Ordinary Course of Business and (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

(b)           The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of DPI or any DPI Subsidiary in connection with (i) any due diligence conducted by DPI with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the DPI Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of DPI reasonably exercised, aggregate approximately $5,117,000.

3.7          Compliance with Legal Requirements. DPI and each DPI Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. DPI has not received, since January 1, 2003, any written notice or other communication from any Governmental Body or any other person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of DPI or the applicable DPI Subsidiary to undertake, or to bear all, or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature. DPI has delivered or made available to Merger Partner an accurate and complete copy of each report, study, survey or other document to which DPI or any DPI Subsidiary has access that addresses or otherwise relates to the compliance of DPI and any DPI Subsidiary with, or the applicability to DPI or any DPI Subsidiary of, any Legal Requirement. To the Knowledge of DPI, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a DPI Material Adverse Change, (b) may have an adverse effect on Merger Partner’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

3.8          Equipment; Leasehold.

(a)           All items of equipment and other tangible assets owned by or leased to DPI or any DPI Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of DPI’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b)           Neither DPI nor any DPI Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the DPI Disclosure Schedule. All premises leased or subleased by DPI or any DPI Subsidiary are supplied with utilities and other services necessary for the operation of their respective businesses.

3.9          Intellectual Property.

(a)           Part 3.9(a) of the DPI Disclosure Schedule accurately identifies (i) each item of DPI Registered IP; and (ii) the jurisdiction in which such item of Merger Partner Registered IP has been registered or filed and the applicable registration or serial number. DPI has delivered or made available to Merger Partner complete and accurate copies of all applications, correspondence, and other material documents related to each such item of DPI Registered IP.

(b)           Part 3.9(b) of the DPI Disclosure Schedule accurately identifies (i) each DPI contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any DPI IP Rights; and (ii) each DPI contract involving DPI IP Rights licensed to DPI or any DPI Subsidiary (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license). DPI and DPI Subsidiaries are not bound by, and no DPI IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of DPI or any DPI Subsidiary to use, exploit, assert, or enforce any DPI IP Rights anywhere in the world.

(c)           DPI has delivered or made available to Merger Partner a complete and accurate copy of each standard form of DPI IP Rights Agreement used by DPI or any DPI Subsidiary, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of DPI IP Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of DPI IP Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement, and no DPI IP Rights Agreement deviates in any material respect from the corresponding standard form agreement delivered or made available to Merger Partner.

(d)           DPI and DPI’s Subsidiaries exclusively own all right, title, and interest to and in DPI IP Rights (other than DPI IP Rights exclusively licensed to DPI or DPI’s Subsidiaries free and clear of any Encumbrances (other than non-exclusive licenses of DPI IP Rights). Without limiting the generality of the foregoing:

(i)            To the Knowledge of DPI, all documents and instruments necessary to register or apply for new registration of DPI and each DPI Subsidiary in DPI Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)           Each Person who is or was an employee or contractor of DPI or any DPI Subsidiary and who is or was involved in the creation or development of any DPI IP Rights has signed a valid, enforceable agreement containing and assignment of Intellectual Property to DPI or a DPI Subsidiary and confidentiality provisions protecting trade secrets and confidential information of DPI IP Rights. No current or former stockholder, officer, director, or employee of DPI or any DPI Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any DPI IP Rights. No employee of DPI or any DPI Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for DPI or any DPI Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning DPI IP rights or confidentiality provisions protecting trade secrets and confidential information in DPI IP Rights.

(iii)         No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any DPI IP Rights in which DPI has an ownership interest.

(iv)          DPI and each DPI Subsidiary have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that DPI or the applicable DPI Subsidiary holds, or purports to hold, as a trade secret.

(v)            DPI and DPI Subsidiaries have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any DPI IP Rights to any other Person.

(vi)          Neither DPI nor any DPI Subsidiary is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate DPI or the applicable DPI Subsidiary to grant or offer to any other Person any license or right to any DPI IP Rights.

(vii)         The DPI IP Rights constitute all Intellectual Property necessary for DPI to conduct its business as currently conducted and planned to be conducted.

(e)           To DPI’s Knowledge, all DPI Registered IP is valid and enforceable. Without limiting the generality of the foregoing:

(i)            Each U.S. patent application and U.S. patent in which DPI or any DPI Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which DPI or any DPI Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii)           No trademark (whether registered or unregistered) or trade name owned, used, or applied for by DPI or any DPI conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which DPI or any DPI Subsidiary has or purports to have an ownership interest has been impaired.

(iii)         Each item of DPI IP Rights that is DPI Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of DPI Registered IP in full force and effect have been made by the applicable deadline. Part 3.9(e)(iii) of the DPI Disclosure Schedule accurately identifies and describes each action, filing, and payment that must, to DPI’s Knowledge, be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of DPI Registered IP in full force and effect.

(iv)          No interference, opposition, reissue, reexamination, or other proceeding is pending or, to DPI’s Knowledge, threatened, in which the scope, validity, or enforceability of any DPI IP Rights is being, has been or could reasonably be expected to be contested or challenged. To DPI’s Knowledge, there is no basis for a claim that any DPI IP Rights are invalid or, excluding pending patent applications, unenforceable.

(f)            To DPI’s Knowledge, no Person has infringed, misappropriated, other otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any DPI IP Rights. DPI has delivered or made available to Merger Partner a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to DPI or any DPI Subsidiary or any Representative of DPI or any DPI Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any DPI IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(g)           Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any DPI IP Rights; (ii) a breach by DPI or any DPI Subsidiary of any DPI IP Rights Agreement; (iii) the release, disclosure, or delivery of any DPI IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of DPI IP Rights.

(h)           To DPI’s Knowledge, neither DPI nor any DPI Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing:

(i)            No product or service that has been developed or that is being commercially sold by DPI or any DPI Subsidiary nor the performance of making, using, selling or offering for importation of any such product or service has, to the Knowledge of DPI, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii)           No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to DPI’s Knowledge, threatened against DPI or any DPI Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by DPI or any DPI Subsidiary with respect to such claim or Legal Proceeding. DPI and DPI’s Subsidiaries have never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property rights of another Person.

(iii)         Neither DPI nor any DPI Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. DPI and DPI’s Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriate, or violation of any Intellectual Property right.

(i)            No claim or Legal Proceeding involving any DPI IP Rights is pending or, to DPI’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of DPI IP Rights by DPI or any DPI Subsidiary, or (ii) the manufacturing, distribution, or sale of any product or service being developed by DPI or any DPI Subsidiary, or that is being commercially sold by DPI or any DPI Subsidiary.

3.10        Contracts.

(a)           Part 3.10(a) of the DPI Disclosure Schedule identifies each DPI Contract, including:

(i)            each DPI Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii)           each DPI Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or DPI IP Rights;

(iii)         each DPI Contract imposing any restriction on DPI’s or any DPI Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)          each DPI Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)            each DPI Contract relating to the creation of any Encumbrance with respect to any asset of DPI or any DPI Subsidiary;

(vi)          each DPI Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii)         each DPI Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including DPI Contracts involving investments by DPI in, or loans by DPI to, any other Entity;

(viii)        each DPI contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any DPI Related Party;

(ix)          each DPI Contract relating to indebtedness for borrowed money;

(x)           each DPI Contract related to the acquisition or disposition of material assets of DPI or any DPI Subsidiary or any other Person;

(xi)          any other material DPI Contract that has a term of more than 60 days and that may not be terminated by DPI or any DPI Subsidiary (without penalty) within 60 days after the delivery of a termination notice by DPI or the applicable DPI Subsidiary.

(xii)         any other DPI Contract pursuant to which DPI or a DPI Subsidiary is actively performing as of the date hereof that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to DPI or any DPI Subsidiary having a value in excess of $100,000 in the aggregate;

(xiii)       each DPI Contract constituting a commitment of any Person to purchase products (including products in development) of DPI or any DPI Subsidiary; and

(xiv)        each DPI Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to DPI or any DPI Subsidiary in connection with the Contemplated Transactions.

(b)           DPI has delivered or made available to Merger Partner accurate and complete (except for applicable redactions thereto) copies of all material written DPI Contracts, including all amendments thereto. There are no DPI Contracts that are not in written form. Each DPI Contract is valid and in full force and effect, is enforceable by DPI or the applicable DPI Subsidiary in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated

Transactions hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from DPI or any DPI Subsidiary, the Surviving Corporation or Merger Partner to any Person under any DPI Contract or give any Person the right to terminate or alter the provisions of any DPI Contract.

(c)           Neither DPI nor any DPI Subsidiary has materially violated or breached, or committed any material default under, any DPI Contract, and, to the Knowledge of DPI, no other Person has violated or breached, or committed any default under, any DPI Contract.

(d)           No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any DPI Contract, (ii) given any Person the right to declare a default or exercise any remedy under any DPI Contract, (iii) give any Person the right to accelerate the maturity or performance of any DPI Contract, or (iv) give any Person the right to cancel, terminate or modify any DPI Contract.

(e)           Neither DPI nor any DPI Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any DPI Contract.

(f)            Neither DPI nor any DPI Subsidiary has waived any rights under any DPI Contract.

(g)           No Person is renegotiating, or has a right pursuant to the terms of any DPI Contract to renegotiate, any amount paid or payable to DPI or any DPI Subsidiary under any DPI Contract or any other material term or provision of any DPI Contract.

(h)           Part 3.10(h) of the DPI Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by DPI (other than term sheets provided by DPI or to DPI by any third party related to the subject matter of this transaction and other than the disclosures set forth on Part 4.2 of the DPI Disclosure Schedule).

(i)            Part 3.10(i) of the DPI Disclosure Schedule provides an accurate and complete list of all Consents required under any DPI Contract to consummate the Merger and the other Contemplated Transactions.

3.11        Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of DPI or any DPI Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “DPI Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. DPI has delivered or made available to Merger Partner accurate and complete copies of all DPI Returns filed which Merger Partner has requested. DPI shall establish in its books and records, in the Ordinary

Course of Business, reserves adequate for the payment of all unpaid Taxes by DPI or any DPI Subsidiary for the period from January 1, 2006 through the Closing Date.

(b)           The audited consolidated balance sheets of DPI as of December 31, 2003, 2004 and 2005 and the unaudited balance sheet of DPI as of February 28, 2006 fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c)           No DPI Return has ever been examined or audited by any Governmental Body and no examination or audit of any DPI Return is currently in progress or, to the Knowledge of DPI, threatened or contemplated. DPI has delivered or made available to Merger Partner accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of DPI or any DPI Subsidiary relating to DPI Returns. No extension or waiver of the limitation period applicable to any of the DPI Returns has been granted (by DPI, any DPI Subsidiary or any other Person), and no such extension or waiver has been requested from DPI or any DPI Subsidiary. All Taxes that DPI was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Neither DPI nor any DPI Subsidiary has executed or filed any power of attorney with any taxing authority.

(d)           No claim or Legal Proceeding is pending or, to the Knowledge of DPI, has been threatened against or with respect to DPI or any DPI Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by DPI or any DPI Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by DPI or the applicable DPI Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of DPI or any DPI Subsidiary except liens for current Taxes not yet due and payable. Neither DPI nor any DPI Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. DPI has not been, and DPI will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(e)           Neither DPI nor any DPI Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only DPI and DPI Subsidiaries were members), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither DPI nor any DPI Subsidiary is or has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither DPI nor any DPI Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f)            None of the assets of DPI or any DPI Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g)           Neither DPI nor any DPI Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(h)           No DPI Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(i)            Neither DPI nor any DPI Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(j)            Neither DPI nor any DPI Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(k)           Neither DPI nor any DPI Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(l)            Neither DPI nor any DPI Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(m)          Section 3.11(m) of the DPI Disclosure Schedule sets forth a complete and accurate list of any DPI Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(n)           Neither DPI nor any DPI Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

3.12        Employee and Labor Matters; Benefit Plans.

(a)           Part 3.12(a) of the DPI Disclosure Schedule accurately sets forth, with respect to each employee of DPI or any DPI Subsidiary (including any employee of DPI or any DPI Subsidiary who is on a leave of absence) with an annual base salary in excess of $100,000:

(i)            the name of such employee and the date as of which such employee was originally hired by DPI or any DPI Subsidiary;

(ii)           such employee’s title;

(iii)         the aggregate dollar amount of the wages, salary, and bonuses received by such employee from DPI or any DPI Subsidiary with respect to services performed in 2005;

(iv)          such employee’s annualized compensation as of the date of this Agreement;

(v)            any Governmental Authorization that is held by such employee and that relates to or is useful in connection with DPI’s business or any DPI Subsidiary’s business;

(vi)          such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for DPI or any DPI Subsidiary and the dates of issuance and expiration of such visa or other permits; and

(vii)         such employee’s primary office location.

(b)           Part 3.12(b) of the DPI Disclosure Schedule accurately identifies each former employee of DPI or any DPI Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from DPI or any DPI Subsidiary) relating to such former employee’s employment with DPI or any DPI Subsidiary; and Part 3.12(b) of the DPI Disclosure Schedule accurately describes such benefits.

(c)           The employment of DPI’s and each DPI Subsidiary’s employees is terminable by DPI or the applicable DPI Subsidiary at will. DPI has delivered or made available to Merger Partner accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of DPI or any DPI Subsidiary.

(d)           To the Knowledge of DPI:

(i)            no Key Employee of DPI or any DPI Subsidiary intends to terminate his employment with DPI or the applicable DPI Subsidiary;

(ii)           no Key Employee of DPI or any DPI Subsidiary has received an offer that remains outstanding to join a business that may be competitive with DPI’s or any DPI Subsidiary’s business; and

(iii)         no employee of DPI or any DPI Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on:  (A) the performance by such employee of any of his duties or responsibilities as an employee of DPI or the applicable DPI Subsidiary; or (B) DPI’s or any DPI Subsidiary’s business or operations.

(e)           Neither DPI nor any DPI Subsidiary is a party to or bound by, and neither DPI nor any DPI Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(f)            Neither DPI nor any DPI Subsidiary is engaged, and neither DPI nor any DPI Subsidiary has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting DPI or any DPI Subsidiary. To DPI’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of DPI, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of DPI or any DPI Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. DPI and each DPI subsidiary has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on DPI or any DPI Subsidiary’s labor relations.

(g)           Since January 1, 2003, there have not been any, independent contractors who have provided services to DPI or any DPI Subsidiary for a period of six consecutive months or longer. Neither DPI nor any DPI Subsidiary has ever had any temporary or leased employees.

(h)           Part 3.12(h) of the DPI Disclosure Schedule identifies each DPI Plan sponsored, maintained, contributed to or required to be contributed to by DPI or any DPI Subsidiary for the benefit of any employee of DPI or any DPI Subsidiary. Except to the extent required to comply with Legal Requirements, neither DPI nor any DPI Subsidiary intends or has committed to establish or enter into any new DPI Plan, or to modify any DPI Plan.

(i)            DPI has delivered or made available to Merger Partner:  (i) correct and complete copies of all documents setting forth the terms of each DPI Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each DPI Plan; (iii) if the DPI Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of DPI Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each DPI Plan; (v) all material written Contracts relating to each DPI Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of DPI or any DPI Subsidiary relating to any DPI Plan and any proposed DPI Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to DPI or any DPI Subsidiary; (vii) all correspondence to or from any Governmental Body relating to any DPI Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of DPI or any DPI Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each DPI Plan; (x) all discrimination tests required under the Code for each DPI Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each DPI Plan intended to be qualified under Section 401(a) of the Code.

(j)            DPI and each DPI Subsidiary has performed all material obligations required to be performed by it under each DPI Plan and is not in default under or violation of, and DPI has no Knowledge of any default under or violation by any other party of, the terms of any DPI Plan. Each DPI Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any DPI Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that DPI Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any DPI Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of DPI, threatened or reasonably anticipated (other than routine claims for benefits), against any DPI Plan or against the assets of any DPI Plan. Each DPI Plan (other than any DPI Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Merger Partner, DPI, any DPI Subsidiary or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of DPI, threatened by any Governmental Body with respect to any DPI Plan. Neither DPI nor any DPI Subsidiary has ever incurred any penalty or tax with respect to any DPI Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. DPI and each DPI Subsidiary have made all contributions and other payments required by and due under the terms of each DPI Plan.

(k)           Neither DPI nor any DPI Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any:  (i) Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither DPI nor any DPI Subsidiary has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of DPI or any DPI Subsidiary is or was held as a plan asset. The fair market value of the assets of each funded Pension Plan or multiemployer plan, or the equivalent thereof, maintained by DPI or any DPI Subsidiary in a foreign jurisdiction (a “DPI Foreign Plan”) the liability of each insurer for any DPI Foreign Plan funded through insurance, or the book reserve established for any DPI Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such DPI Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such DPI Foreign Plan, and none of the Contemplated Transactions shall cause any such assets or insurance obligations to be less than such benefit obligations.

(l)            No DPI Plan provides (except at no cost to DPI or any DPI Subsidiary) or reflects or represents any liability of DPI or any DPI Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to DPI or any DPI Subsidiary, neither DPI nor any DPI Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of DPI or any DPI Subsidiary (either individually or to employees of DPI or any DPI Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any DPI Plan, DPI Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of DPI or any DPI Subsidiary.

(n)           DPI and DPI Subsidiaries:  (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of DPI, threatened or reasonably anticipated claims or Legal Proceedings against DPI or any DPI Subsidiary under any worker’s compensation policy or long-term disability policy.

(o)           Neither DPI nor any DPI Subsidiary is required to be, and, to the Knowledge of DPI, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither DPI nor any DPI Subsidiary has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of DPI, neither DPI nor any DPI Subsidiary has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(p)           To the Knowledge of DPI, no officer or employee of DPI or any DPI Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of DPI or any DPI Subsidiary, or that would interfere with the business of DPI or any DPI Subsidiary. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of DPI or any DPI Subsidiary as presently conducted nor any activity of any employees of DPI or any DPI Subsidiary in connection with the carrying on of the business of DPI or any DPI Subsidiary as presently conducted will, to the Knowledge of DPI, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of DPI or any DPI Subsidiary may be bound.

(q)           There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of DPI or any DPI Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither DPI nor any DPI Subsidiary is a party to any Contract, nor does DPI or any DPI Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(r)           No holder of shares of DPI Common Stock holds shares of DPI Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(s)           Any DPI employee plan, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “DPI Plans”, and each individually a “DPI Plan”) sponsored, maintained, contributed to or required to be contributed to by DPI or any DPI Subsidiary for the benefit of any employee of DPI or any DPI Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 490A(a)(1)(B)(i)(II) of the Code.

3.13        Environmental Matters. DPI and each DPI Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by DPI and each DPI Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither DPI nor any DPI Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that DPI or any DPI Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of DPI, there are no circumstances that may prevent or interfere with DPI’s or any DPI Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of DPI:  (i) no current or prior owner of any property leased or controlled by DPI or any DPI Subsidiary has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by DPI, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or DPI or any DPI Subsidiary is not in compliance with or violated any Environmental law relating to such property and (ii) neither DPI nor any DPI Subsidiary has any material liability under any Environmental Laws. All Governmental Authorizations currently held by DPI or any DPI Subsidiary pursuant to Environmental Laws are identified in Part 3.13 of the DPI Disclosure Schedule.

3.14        Bank Accounts; Receivables.

(a)           Part 3.14(a) of the DPI Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of DPI or any DPI Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)           All existing accounts receivable of DPI or any DPI Subsidiary (including those accounts receivable reflected on the DPI Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the DPI Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of DPI or any DPI Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for DPI as of February 28, 2006 delivered or made available to Merger Partner prior to the date of this Agreement.

3.15        Legal Proceedings; Orders.

(a)           Except as described in the DPI SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of DPI, no Person has threatened to commence any Legal Proceeding:  (i) that involves DPI or any DPI Subsidiary or any assets owned or used by DPI or any DPI Subsidiary or any Person whose liability DPI or any DPI Subsidiary has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $100,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of DPI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which DPI or any DPI Subsidiary, or any of the assets owned or used by DPI or any DPI Subsidiary, is subject.

To the Knowledge of DPI, no officer or other employee of DPI or any DPI Subsidiary is subject to any order, writ, injunction, judgment or decree that relates to DPI’s or any DPI Subsidiary’s business or to any assets owned or used by DPI or any DPI Subsidiary.

3.16        Non-Contravention; Consents. Subject to compliance with the applicable requirements of the HSR Act, obtaining the Required DPI Stockholder Vote for the applicable Contemplated Transactions, approval of the Bylaws Amendment by the Bylaws Amendment Vote, adoption of this Agreement by DPI as the sole stockholder of Merger Sub, the filing of the DPI Certificate of Amendment, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of DPI’s certificate of incorporation or bylaws;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which DPI or any DPI Subsidiary, or any of the assets owned or used by DPI or any DPI Subsidiary, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by DPI or any DPI Subsidiary or that otherwise relates to DPI’s or any DPI Subsidiary’s business or to any of the assets owned or used by DPI or any DPI Subsidiary;

(d)           result in a material conflict, violation or breach of, or result in a material default under, any provision of any material DPI Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such DPI Contract, (ii) accelerate the maturity or performance of any such DPI Contract, or (iii) cancel, terminate or modify any such DPI Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by DPI or any DPI Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of DPI or any DPI Subsidiary).

Except for those filings, notices or Consents disclosed in Part 3.16 of the DPI Disclosure Schedule, DPI and the DPI Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

3.17        Vote Required. The affirmative vote of (i) the holders of a majority of the DPI Common Stock having voting power present in person or represented by proxy at the DPI Stockholders’ Meeting is the only vote of the holders of any class or series of DPI capital stock necessary to approve the issuance of DPI Common Stock in connection with the Merger and (ii) the holders of a majority of the DPI Common Stock having voting power outstanding on the record date for the DPI Stockholders’ Meeting is the only vote necessary to approve the DPI Certificate of Amendment ((i) and (ii) together, the “Required DPI Stockholder Vote”). The affirmative vote of the holders of 66 2/3% of the DPI Common Stock having voting power outstanding on the record date for the DPI Stockholders’ Meeting (the “Bylaws Amendment Vote”) is the only vote necessary to approve the amendment to the bylaws of DPI to increase the total number of directors that shall constitute the whole board of directors of DPI to twelve (12) directors (the “Bylaws Amendment”).

3.18        No Financial Advisor. Except for Molecular Securities Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of DPI or Merger Sub.

3.19        Authority; Binding Nature of Agreement. DPI and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by DPI and Merger Sub of this Agreement (including the contemplated issuance of DPI Common Stock pursuant to the Merger in accordance with this Agreement, the effectuation of the DPI Certificate of Amendment and the approval of the Bylaws Amendment) have been duly authorized by all necessary action on the part of DPI and Merger Sub and their respective boards of directors, subject only to the adoption of this Agreement by DPI as the sole stockholder of Merger Sub, obtaining the Required DPI Stockholder Vote for the applicable Contemplated Transactions, the filing of the DPI Certificate of Amendment, the approval of the Bylaws Amendment by the Bylaws Amendment Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by DPI and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of DPI and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20        Anti-Takeover Law. The board of directors of DPI has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions any anti-takeover provision in DPI’s certificate of incorporation or bylaws, any takeover provision in any DPI Contract, and any takeover provision in any applicable state law.

3.21        Valid Issuance. The DPI Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.22        Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a)           DPI and each DPI Subsidiary maintains internal control over financial reporting which provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of DPI’s and each DPI Subsidiary’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of DPI and to maintain accountability for DPI’s consolidated assets.

(b)           DPI maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning DPI and DPI Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of DPI’s filings with the SEC and other public disclosure documents.

(c)           Neither DPI nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(d)           DPI has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of DPI.

3.23        Company Rights Agreement. DPI has amended the Rights Agreement, dated as of February 13, 2003, between DPI and American Stock Transfer & Trust Co., Inc. (the “Rights Agreement”), and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and the consummation by DPI of the Merger and the Contemplated Transactions, do not and will not cause Merger Partner or any of its Affiliates to be within the definition of “Acquiring Person” under the Rights Agreement.

3.24        Section 203 of the DGCL. The board of directors of DPI has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Contemplated Transaction.

4.             CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), upon reasonable notice DPI and Merger Partner shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such

Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of DPI and Merger Partner shall promptly provide the other Party with copies of:

(i)            the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month;

(ii)           all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii)         any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)          any notice, document or other communication sent by or on behalf of a Party to any party to any material DPI Contract or material Merger Partner Contract, as applicable, or sent to a Party by any party to any material DPI Contract or material Merger Partner Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material DPI Contract or material Merger Partner Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)            any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)          any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)         any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2          Operation of DPI’s Business.

(a)           Except as set forth on Part 4.2 of the DPI Disclosure Schedule, during the Pre-Closing Period each of DPI and its Subsidiaries shall conduct its business and operations (i) in the Ordinary Course of Business and (ii) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, DPI shall promptly notify Merger Partner of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting DPI or DPI’s Subsidiaries that is commenced, or, to the Knowledge of DPI, threatened against, DPI or DPI’s Subsidiaries.

(b)           Except as set forth in Part 4.2 of the DPI Disclosure Schedule, and subject to any Legal Requirement applicable to DPI or any of its Subsidiaries, during the Pre-Closing Period, neither DPI nor any of its Subsidiaries shall, without the prior written consent of Merger Partner (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(t).

(c)           Notwithstanding any other provisions of this Agreement, including without limitation, the provisions in Sections 4.2(a), 4.2(b), 4.4, 4.5, 8 and 9, the Parties expressly agree and acknowledge that DPI and DPI’s Subsidiaries are permitted to undertake and continue any discussions described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those discussions will not be deemed to be a breach or default by DPI or any DPI Subsidiary of an provision of this Agreement or otherwise trigger any rights, remedies or options for Merger Partner hereunder. DPI agrees to promptly notify Merger Partner of any material developments with respect to any matters described on Part 4.2 of the DPI Disclosure Schedule.

4.3          Operation of Merger Partner’s Business.

(a)           Except as set forth on Part 4.3 of the Merger Partner Disclosure Schedule, during the Pre-Closing Period:  (i) Merger Partner shall conduct their respective business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) Merger Partner shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Merger Partner; and (iii) Merger Partner shall promptly notify DPI of:  (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Merger Partner that is commenced, or, to the Knowledge of Merger Partner, threatened against, Merger Partner.

(b)           Except as set forth in Part 4.3 of the Merger Partner Disclosure Schedule, and subject to any Legal Requirement applicable to Merger Partner and its Subsidiaries, during the Pre-Closing Period, Merger Partner agrees that it shall not, without the prior written consent of DPI (which shall not be unreasonably withheld, conditioned or delayed) take any action set forth in Section 2.5(c)-(t).

4.4          Disclosure Schedule Updates. During the Pre-Closing Period, Merger Partner on the one hand, and DPI on the other, shall promptly notify the other Party in writing, by delivery of an updated Merger Partner Disclosure Schedule or DPI Disclosure Schedule, as the case may be, of:  (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Merger Partner on the one hand, and DPI on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key Employee of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Merger Partner, or Section 8.1 or 8.2 in the case of DPI.

4.5          No Solicitation.

(a)           Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly:  (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required DPI Stockholder Vote or the Required Merger Partner Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A)  neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)           If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)           Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d)           Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

5.             ADDITIONAL AGREEMENTS OF THE PARTIES

5.1          Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and DPI shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, which shall also include registration for resale of shares by any Affiliates of Merger Partner, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC (a) DPI and Merger Sub shall execute and deliver to Cooley Godward LLP and to Wilmer Cutler Pickering Hale and Dorr LLP tax representation letters in a form reasonably acceptable to such counsel; and (b) Merger Partner shall execute and deliver to Wilmer Cutler Pickering Hale and Dorr LLP and to Cooley Godward LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) DPI shall use its commercially reasonable efforts to cause Cooley Godward LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y)  Merger Partner shall use its commercially reasonable efforts to cause Wilmer Cutler Pickering Hale and Dorr LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Merger Partner and the stockholders of DPI as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Merger Partner occurs, or if Merger Partner becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then Merger Partner shall promptly inform DPI thereof and shall cooperate with DPI in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Merger Partner.

(b)           Prior to the Effective Time, DPI shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the DPI Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Merger Partner Common Stock or Merger Partner Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Merger Partner Stockholders’ Meeting; provided, however, that DPI shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

5.2          Merger Partner Stockholders’ Meeting.

(a)           Merger Partner shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Merger Partner Common Stock and Merger Partner Preferred Stock to vote on the adoption of this Agreement (the “Merger Partner Stockholders’ Meeting”). The Merger Partner Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Merger Partner shall ensure that all proxies solicited in connection with the Merger Partner Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           Merger Partner agrees that, subject to Section 5.2(c): (i) the board of directors of Merger Partner shall recommend that the holders of Merger Partner Common Stock and Merger Partner Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Merger Partner recommends that the holders of Merger Partner Common Stock and Merger Partner Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement at the Merger Partner Stockholders’ Meeting (the recommendation of the board of directors of Merger Partner that the stockholders of Merger Partner vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Merger Partner Board Recommendation”); and (iii) the Merger Partner Board Recommendation shall not be withdrawn or modified in a manner adverse to DPI, and no resolution by the board of directors of Merger Partner or any committee thereof to withdraw or modify the Merger Partner Board Recommendation in a manner adverse to DPI shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Merger Partner Stockholder Vote, the board of directors of Merger Partner may withhold, amend, withdraw or modify the Merger Partner Board Recommendation in a manner adverse to DPI if the board of directors of Merger Partner determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that DPI must receive three (3) Business Days prior written notice from Merger Partner confirming that Merger Partner’s board of directors has determined to change its recommendation.

(d)           Merger Partner’s obligation to call, give notice of and hold the Merger Partner Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Merger Partner Board Recommendation.

5.3          DPI Stockholders’ Meeting.

(a)           DPI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of DPI Common Stock to vote on the issuance of DPI Common Stock pursuant to the Merger, the Bylaws Amendment and the DPI Certificate of Amendment (such meeting, the “DPI Stockholders’ Meeting”). The DPI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. DPI shall ensure that all proxies solicited in connection with the DPI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           DPI agrees that, subject to Section 5.3(c): (i) the board of directors of DPI shall recommend that the holders of DPI Common Stock vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of DPI Common Stock pursuant to the Merger and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, and (C) the Bylaws Amendment, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of DPI recommends that the stockholders of DPI vote to approve the DPI Certificate of Amendment, the issuance of DPI Common Stock pursuant to the Merger and such other matters contemplated by this Agreement and the Bylaws Amendment (the recommendation of the board of directors of DPI that the stockholders of DPI vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of DPI Common Stock pursuant to the Merger and (C) the Bylaws Amendment and such other matters contemplated by this Agreement being referred to as the “DPI Board Recommendation”); and (iii) the DPI Board Recommendation shall not be withdrawn or modified in a manner adverse to Merger Partner, and no resolution by the board of directors of DPI or any committee thereof to withdraw or modify the DPI Board Recommendation in a manner adverse to Merger Partner shall be adopted or proposed.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required DPI Stockholder Vote, the board of directors of DPI may withhold, amend, withdraw or modify the DPI Board Recommendation in a manner adverse to Merger Partner if the board of directors of DPI determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that Merger Partner must receive three (3) Business Days prior written notice from DPI confirming that DPI’s board of directors has determined to change its recommendation.

(d)           DPI’s obligation to call, give notice of and hold the DPI Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the DPI Board Recommendation.

5.4          Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Merger Partner and DPI shall as promptly as practicable respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5          Merger Partner Stock Options; Merger Partner Warrants.

(a)           Subject to Section 5.5(d), at the Effective Time, each Merger Partner Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase DPI Common Stock, and DPI shall assume each such Merger Partner Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Merger Partner Option was issued and the terms of the stock option agreement by which such Merger Partner Option is evidenced. All rights with respect to Merger Partner Common Stock under Merger Partner Options assumed by DPI shall thereupon be converted into rights with respect to DPI Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Option assumed by DPI may be exercised solely for shares of DPI Common Stock; (ii) the number of shares of DPI Common Stock subject to each Merger Partner Option assumed by DPI shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock that were subject to such Merger Partner Option immediately prior to the Effective Time by (B) the Merger Partner Common Stock exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting number down to the nearest whole number of shares of DPI Common Stock; (iii) the per share exercise price for the DPI Common Stock issuable upon exercise of each Merger Partner Option assumed by DPI shall be determined by dividing the effective per share exercise price of Merger Partner Common Stock subject to such Merger Partner Option, as in effect immediately prior to the Effective Time, by the Merger Partner Common Stock exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Merger Partner Option assumed by DPI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Merger Partner Options shall otherwise remain unchanged including, with respect to Merger Partner Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Merger Partner Options continue to qualify as “incentive stock options” under Section 422 of the Code; provided, however, that: (A) each Merger Partner Option assumed by DPI in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to DPI Common Stock subsequent to the Effective Time; and (B) the board of directors of DPI or a committee thereof shall succeed to the authority and responsibility of the board of directors of Merger Partner or any committee thereof with respect to each Merger Partner Option assumed by DPI.

(b)           Subject to Section 5.5(d), at the Effective Time, each Merger Partner Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase DPI Common Stock and DPI shall assume each such Merger Partner Warrant in accordance with its terms. All rights with respect to Merger Partner Common Stock or Merger Partner Preferred Stock under Merger Partner Warrants assumed by DPI shall thereupon be converted into rights with respect to DPI Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Warrant assumed by DPI may be exercised solely for shares of DPI Common Stock; (ii) the number of shares of DPI Common Stock subject to each Merger Partner Warrant assumed by DPI shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock or Merger Partner Preferred Stock, as the case may be, that were subject to such Merger Partner Warrant immediately prior to the Effective Time by (B) the relevant exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting number down to the nearest whole number of shares of DPI Common Stock; (iii) the per share exercise price for the DPI Common Stock issuable upon exercise of each Merger Partner Warrant assumed by DPI shall be determined by dividing the effective per share exercise price of Merger Partner Common Stock or Merger Partner Preferred Stock, as the case may be, that were subject to such Merger Partner Warrant, as in effect immediately prior to the Effective Time, by the relevant exchange ratio, as determined pursuant to Section 1.6(a), and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Merger Partner Warrant assumed by DPI shall continue in full force and effect and the term and other provisions of such Merger Partner Warrant shall otherwise remain unchanged.

(c)           DPI shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8, if available for use by DPI, relating to the shares of DPI Common Stock issuable with respect to Merger Partner Options assumed by DPI in accordance with Section 5.5(a).

(d)           Prior to the Effective Time, DPI and Merger Partner shall take all actions that may be necessary (under the Merger Partner Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Merger Partner Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6          DPI Options. For the avoidance of doubt, at the Effective Time, each DPI Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be assumed by DPI in accordance with the terms (as in effect as of the date of this Agreement) of the DPI 2000 Stock Incentive Plan, or the DPI 2000 Employee Stock Purchase Plan, as applicable, under which such DPI Option was issued and the terms of the stock option agreement by which such DPI Option is evidenced.

5.7          Indemnification of Officers and Directors.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of DPI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of DPI or Merger Partner (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of DPI or Merger Partner, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of DPI and the Surviving Corporation, jointly and severally, upon receipt by DPI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)           The certificate of incorporation and bylaws of each of DPI and the Surviving Corporation shall contain, and DPI shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of DPI and Merger Partner than are presently set forth in the certificate of incorporation and bylaws of DPI and Merger Partner, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of DPI or Merger Partner.

(c)           DPI shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Merger Partner (provided that DPI may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall DPI be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by Merger Partner for such insurance.

(d)           DPI shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by DPI (provided that DPI may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall DPI be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by DPI for such insurance.

(e)           DPI shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to DPI.

(f)            DPI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(g)           The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of DPI and Merger Partner by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h)           In the event DPI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of DPI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7

(i)            DPI shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8          Additional Agreements.

(a)           Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement (including, in the case of DPI, Section 8.6). Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9          Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10        Listing. DPI shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ National Market and to cause the shares of DPI Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Stock Market, Inc. at or prior to the Effective Time.

5.11        Directors and Officers.

(a)           Prior to the Effective Time, and subject to the receipt of any required stockholder vote, DPI shall take all action necessary (i) to (A) cause the number of members of the board of directors of DPI to be fixed at twelve (12) and the persons identified on Schedule 5.11(a)(i), concurrently with the Effective Time, to constitute the board of directors of DPI as directors of that class set forth opposite their respective names on Schedule 5.11(a)(i), which action will be effective concurrently with the Effective Time, or (B) if the Bylaws Amendment Vote related to the Bylaws Amendment is not obtained, to cause the number of members of the board of directors of DPI to be fixed at a maximum of ten (10) and the persons identified on Schedule 5.11(a)(i) (other than Frank Moss and Eric Lander) to, concurrently with the Effective Time, constitute the board of directors of DPI as directors of that class set forth opposite their respective names on Schedule 5.11(a)(i), which action will be effective concurrently with the Effective Time, (ii) to obtain the resignations of the directors identified on Schedule 5.11(a)(ii), which resignation will be effective concurrently with the effectiveness of the elections referred to in clause (i)(and for the avoidance of doubt, at the Effective Time, each DPI Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be assumed by DPI in accordance with the terms (as in effect as of the date of this

Agreement) of the DPI 2000 Stock Incentive Plan, or the DPI 2000 Employee Stock Purchase Plan, as applicable, under which such DPI Option was issued and the terms of the stock option agreement by which such DPI Option is evidenced, and will result in the full acceleration of the DPI Options granted to such directors under Article 5 of the DPI 2000 Stock Incentive Plan, immediately followed by the resignation of such directors under Article 5.I.F. of the DPI 2000 Stock Incentive Plan), and (iii) to cause the bylaws of DPI in regard to setting the number of directors and the nomination and election of directors to be amended as agreed by DPI and Merger Partner, which action will be effective concurrently with the Effective Time. If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of DPI (if such person is an Affiliate of DPI) or a majority of the directors of Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another to be appointed or nominated for election as a director in his or her place.

(b)           At the Effective Time, DPI and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 5.11(b)(i) to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time, (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 5.11(b)(ii), and (iii) to cause the bylaws of the Surviving Corporation in regard to setting the number of directors and the nomination and election of directors to be amended as agreed by DPI and Merger Partner, which action will be effective concurrently with the Effective Time. If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another person to be appointed as a director to his or her place.

(c)           The board of directors of DPI effective as of the Effective Time, shall appoint the following Persons as officers of DPI: Steven Holtzman (DPI’s Chairman and CEO), Julian Adams (DPI’s President and Chief Scientific Officer), Adelene Perkins (DPI’s Executive Vice President and Chief Business Officer), Jeffrey Tong (DPI’s Vice President Corporate and Product Development) and David Grayzel (DPI’s Vice President Clinical Development and Medical Affairs).

(d)           Prior to the Effective Time, any and all loans or other extensions of credit in any form made by Merger Partner to any director or executive officer of Merger Partner shall be repaid or retired in a manner reasonably satisfactory to DPI.

5.12        Resale Registration Statement. Prior to the Effective Time, DPI shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a resale “shelf” registration statement on Form S-3 (which may be part of the Form S-4 Registration Statement) (or if DPI is not eligible to use Form S-3, any other form that DPI is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by former affiliates of Merger Partner (including any former affiliates of Merger Partner who may following the Effective Time be current affiliates of DPI) of shares of DPI Common Stock issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). In its discretion, DPI will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. DPI shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

5.13        Lock-up Agreement. Advent Management III Limited Partnership, Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd, Vulcan Ventures, Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Schonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel shall each enter into, a Lock-up Agreement in the form attached hereto as Exhibit D (the “Lock-up Agreement”), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of DPI Common Stock they receive pursuant to the terms of this Agreement from the Closing Date until 180 days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of DPI Common Stock shall lapse as to 1/26th of such shares on the 7th day after the Closing Date and as to an additional 1/26th of such shares each week thereafter, until the 180th day after the Closing Date, at which time the restrictions shall lapse as to all such shares.

5.14        Tax Matters.

(a)           DPI, Merger Sub and Merger Partner each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). DPI, Merger Sub and Merger Partner shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)           On or prior to the Closing, Merger Partner shall deliver to DPI a notice that the Merger Partner Common Stock and Merger Partners Preferred Stock is not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to DPI that Merger Partner delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If DPI does not receive the notice described above on or before the Closing Date, DPI shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

(d)           DPI, Merger Sub and Merger Partner each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).

5.15        Legends. DPI shall be entitled to place appropriate legends on the certificates evidencing any shares of DPI Common Stock to be received in the Merger by equityholders of Merger Partner who may be considered “affiliates” of DPI for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for DPI Common Stock.

6.             CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1          Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3          Stockholder Approval. This Agreement shall have been duly adopted by the Required Merger Partner Stockholder Vote, and the DPI Certificate of Amendment and the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement and such other Contemplated Transactions shall have been duly approved by the Required DPI Stockholder Vote.

6.4          Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5          Listing. The existing shares of DPI Common Stock shall have been continually listed on the NASDAQ National Market as of and from the date of this Agreement through the Closing Date, and DPI shall have caused the shares of DPI Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Stock Market, Inc.

6.6          Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between DPI, Merger Sub or Merger Partner and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Merger Partner, on the one hand, nor DPI on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

7.             ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF DPI AND MERGER SUB

The obligations of DPI and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by DPI, at or prior to the Closing, of each of the following conditions:

7.1          Accuracy of Representations. The representations and warranties of Merger Partner contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Merger Partner Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Merger Partner Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Merger Partner Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2          Performance of Covenants. Each of the covenants and obligations in this Agreement that Merger Partner is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Merger Partner in all material respects.

7.3          Consents. All of the Consents set forth on Part 2.21 of the Merger Partner Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4          Agreements and Other Documents. DPI shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           Lock-up Agreements in the form of Exhibit D, executed by each of Advent Management III Limited Partnership, Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’, Advent Private Equity Fund III Affiliates, Advent Private Equity Fund III GmbH Co. KG, Prospect Venture Partners II, L.P., Prospect Venture Partners, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., HBM BioVentures (Cayman) Ltd, Vulcan Ventures, Inc., Eric Lander, Stuart Schreiber, James B. Tananbaum and Dana Schonfeld Tananbaum Family Trust, Steven Holtzman, Julian Adams, Adelene Perkins, Jeffrey Tong and David Grayzel;

(b)           a certificate executed by the chief executive officer and chief financial officer of Merger Partner confirming that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied;

(c)           certificates of good standing (or equivalent documentation) of Merger Partner in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Merger Partner authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Merger Partner; and

(d)           DPI shall have received a written opinion from Cooley Godward LLP, counsel to DPI, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to DPI (it being agreed that DPI and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Cooley Godward LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.             ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF MERGER PARTNER

The obligations of Merger Partner to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Merger Partner, at or prior to the Closing, of each of the following conditions:

8.1          Accuracy of Representations. The representations and warranties of DPI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a DPI Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “DPI Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the DPI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2          Performance of Covenants. All of the covenants and obligations in this Agreement that DPI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3          Consents. All the Consents set forth on Part 8.3 of the DPI Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4          Documents. Merger Partner shall have received the following documents:

(a)           a certificate executed by the chief executive officer and chief financial officer of DPI confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied; and

(b)           certificates of good standing of each of DPI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by DPI and Merger Sub hereunder.

(c)           Merger Partner shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Merger Partner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP renders such opinion to Merger Partner (it being agreed that DPI and Merger Partner shall each provide reasonable cooperation, including making reasonable and customary representations, to Cooley Godward LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.5          Certificate of Amendment. The DPI Certificate of Amendment shall have become effective under the DGCL.

8.6          Net Cash at Closing. DPI shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $60,000,000.

9.             TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by Merger Partner’s stockholders and whether (except as set forth below) before or after approval of the DPI Certificate of Amendment or the issuance of DPI Common Stock pursuant to the Merger by DPI’s stockholders):

(a)           by mutual written consent duly authorized by the Boards of Directors of DPI and Merger Partner;

(b)           by either DPI or Merger Partner if the Merger shall not have been consummated by October 11, 2006; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either DPI or Merger Partner if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either DPI or Merger Partner if (i) the Merger Partner Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of Merger Partner shall have taken a final vote to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Merger Partner Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Merger Partner Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Merger Partner where the failure to obtain the Required Merger Partner Stockholder Vote shall have been caused by the action or failure to act of Merger Partner and such action or failure to act constitutes a material breach by Merger Partner of this Agreement.

(e)           by either DPI or Merger Partner if (i) the DPI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of DPI shall have taken a final vote to approve (A) the DPI Certificate of Amendment, (B) the issuance of shares of DPI Common Stock in the Merger and (C) the Bylaws Amendment, and (ii) either (x) the DPI Certificate of Amendment or (y) the issuance of DPI Common Stock pursuant to the Merger shall not have been approved at the DPI Stockholders’ Meeting by the Required DPI Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to DPI where the failure to obtain the Required DPI Stockholder Vote shall have been caused by the action or failure to act of DPI and such action or failure to act constitutes a material breach by DPI of this Agreement.

(f)            by Merger Partner (at any time prior to the approval of the DPI Certificate of Amendment and the issuance of DPI Common Stock pursuant to the Merger by the Required DPI Stockholder Vote) if a DPI Triggering Event shall have occurred;

(g)           by DPI (at any time prior to the adoption of this Agreement by the Required Merger Partner Stockholder Vote) if a Merger Partner Triggering Event shall have occurred;

(h)           by Merger Partner, upon a breach of any representation, warranty, covenant or agreement on the part of DPI or Merger Sub set forth in this Agreement, or if any representation or warranty of DPI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in DPI’s or Merger Sub’s representations and warranties or breach by DPI or Merger Sub is curable by DPI or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to DPI or Merger Sub of such breach or inaccuracy and (ii) DPI or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(h) as a result of such particular breach or inaccuracy if such breach by DPI or Merger Sub is cured prior to such termination becoming effective); and

(i)            by DPI, upon a breach of any representation, warranty, covenant or agreement on the part of Merger Partner set forth in this Agreement, or if any representation or warranty of Merger Partner shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Merger Partner’s representations and warranties or breach by Merger Partner is curable by Merger Partner, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from DPI to Merger Partner of such breach or inaccuracy and (ii) Merger Partner ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(i) as a result of such particular breach or inaccuracy if such breach by Merger Partner is cured prior to such termination becoming effective).

9.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3          Expenses; Termination Fees.

(a)           Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that DPI and Merger Partner shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.

(b)           (i)            If this Agreement is terminated (A) by DPI or Merger Partner pursuant to Section 9.1(e) and (y) at any time before the DPI Stockholders’ Meeting an Acquisition Proposal with respect to DPI shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of DPI and (z) within 12 months after the termination of this Agreement, DPI enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by Merger Partner pursuant to Section 9.1(f), in either case, without duplication, DPI shall pay to Merger Partner, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $6,000,000.

(ii)           If this Agreement is terminated (A) by DPI or Merger Partner pursuant to Section 9.1(d) and (y) at any time before the Merger Partner Stockholders’ Meeting an Acquisition Proposal with respect to Merger Partner shall have been publicly announced, disclosed or otherwise communicated to the board of directors of Merger Partner or stockholders of Merger Partner and (z) within 12 months after the termination of this Agreement, Merger Partner enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by DPI pursuant to Section 9.1(g), in either case, without duplication, Merger Partner shall pay to DPI, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $6,000,000.

(c)           If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10.          MISCELLANEOUS PROVISIONS

10.1        Non-Survival of Representations and Warranties. The representations, warranties and covenants of Merger Partner, Merger Sub and DPI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

10.2        Amendment. This Agreement may be amended with the approval of the respective boards of directors of Merger Partner and DPI at any time (whether before or after the adoption of this Agreement by the stockholders of Merger Partner or before or after the approval of the DPI Certificate of Amendment or the issuance of shares of DPI Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement by the stockholders of DPI); provided, however, that after any such adoption of this Agreement by the stockholders of Merger Partner, no amendment shall be made which by law requires further approval of the stockholders of Merger Partner without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Partner and DPI.

10.3        Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4        Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the correspondence referred to in Section 2.9(j) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5        Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.6        Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7        Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

if to DPI or Merger Sub:

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

Telephone:  (858) 455-8600

Fax:  (858) 546-3081

Attention:  Michael Venuti

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Telephone:  (858) 550-6045

Fax: (858) 550-6420

Attention:  Matthew T. Browne, Esq.

if to Merger Partner:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

Telephone:  (617) 453-1000

Fax:  (617) 453-1001

Attention:  Steven H. Holtzman

with a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Telephone:  (617) 526-6000

Fax:  (617) 526-5000

Attention:  John A. Burgess, Esq.

    Michael J. LaCascia, Esq.

10.9        Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11      Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ Michael C. Venuti

Name:	Michael C. Venuti

Title:	Acting Chief Executive Officer

DARWIN CORP.

By:	/s/ Michael C. Venuti

Name:	Michael C. Venuti

Title:	Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Steven H. Holtzman

Name:	Steven H. Holtzman

Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A

DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand or DPI, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry”.

Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by Merger Partner, on the one hand or DPI, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal”.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c)           any liquidation or dissolution of a Party (other than DPI);

provided, however, that any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition which relate to the matters described on Part 4.2 of the DPI Disclosure Schedule and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction”.

Affiliate. “Affiliate” shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Business Day. “Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 19, 2006, between Merger Partner and DPI.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

DPI Common Stock. “DPI Common Stock” shall mean the Common Stock, $0.001 par value per share, of DPI.

DPI Preferred Stock. “DPI Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of DPI.

DPI Contract. “DPI Contract” shall mean any Contract:  (a) to which DPI or any of its Subsidiaries is a party; (b) by which DPI or any DPI IP Rights or any other asset of DPI is or may become bound or under which DPI has, or may become subject to, any obligation; or (c) under which DPI or any of its Subsidiaries has or may acquire any right or interest.

DPI IP Rights. “DPI IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by DPI and its Subsidiaries that is necessary or used in DPI’s business as presently conducted.

DPI IP Rights Agreement. “DPI IP Rights Agreement” shall mean any instrument or agreement governing any DPI IP Rights.

DPI Options. “DPI Options” shall mean options to purchase shares of DPI Common Stock issued by DPI.

DPI Material Adverse Effect. “DPI Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the DPI Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of DPI and its Subsidiaries taken as a whole; or (b) the ability of DPI to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a DPI Material Adverse Effect:  (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of DPI and the DPI Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof or any transactions undertaken, continued or consummated in connection with the matters described on Part 4.2 of the DPI Disclosure Schedule, (ii) any failure by DPI to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which DPI competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Merger, and (vii) any change in the stock price or trading volume of DPI independent of any other event that would be deemed to have a DPI Material Adverse Effect.

DPI Registered IP. “DPI Registered IP” shall mean all DPI IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

DPI Related Party. “DPI Related Party” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

DPI Triggering Event. A “DPI Triggering Event” shall be deemed to have occurred if: (i) the board of directors of DPI shall have failed to recommend that the stockholders of DPI vote to approve the DPI Certificate of Amendment, or the issuance of DPI Common Stock pursuant to the Merger, or the Bylaws Amendment, or shall for any reason have withdrawn or shall have modified in a manner adverse to Merger Partner the DPI Board Recommendation; (ii) DPI shall have failed to include in the Joint Proxy Statement/Prospectus the DPI Board Recommendation; (iii) DPI shall have failed to hold the DPI Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of DPI shall have approved, endorsed or recommended any Acquisition Proposal; (v) DPI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) DPI or any director, officer or agent of DPI shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by DPI in connection with issuance of DPI Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Governmental Authorization. “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ National Market).

Group 1 Series B Preferred Holders. “Group 1 Series B Preferred Holders” shall mean the stockholders set forth on Schedule II.

Group 2 Series B Preferred Holders. “Group 2 Series B Preferred Holders”  shall mean the stockholders set forth on Schedule III.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Merger Partner in connection with the Merger Partner Stockholders’ Meeting and to the stockholders of DPI in connection with the DPI Stockholders’ Meeting.

Key Employee. “Key Employee” shall mean an executive officer of Merger Partner or DPI, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Merger Partner or DPI, as applicable.

Knowledge. “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market or the National Association of Securities Dealers).

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Merger Partner Common Stock. “Merger Partner Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Merger Partner.

Merger Partner Contract. “Merger Partner Contract” shall mean any Contract:  (a) to which Merger Partner is a Party; (b) by which any of Merger Partner’s or any Merger Partner IP Rights or any other asset of Merger Partner is or may become bound or under which Merger Partner has, or may become subject to, any obligation; or (c) under which Merger Partner has or may acquire any right or interest.

Merger Partner IP Rights. “Merger Partner IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by Merger Partner that is necessary or used in Merger Partner’s business as presently conducted.

Merger Partner IP Rights Agreement. “Merger Partner IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Merger Partner IP Rights.

Merger Partner Material Adverse Effect. “Merger Partner Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Merger Partner Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of Merger Partner; or (b) the ability of Merger Partner to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Merger Partner Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of Merger Partner caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any failure by Merger Partner to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Merger Partner competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) any Effect resulting from the announcement or pendency of the Merger.

Merger Partner Options. “Merger Partner Options” shall mean options to purchase shares of Merger Partner Common Stock issued by Merger Partner.

Merger Partner Preferred Stock. “Merger Partner Preferred Stock” shall mean Merger Partner Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Merger Partner Products. “Merger Partner Products” shall mean all products being manufactured, distributed or developed by or on behalf of Merger Partner.

Merger Partner Related Party. “Merger Partner Related Party” shall mean (i) each of the stockholders of Merger Partner listed on Schedule 1 hereto; (ii) each individual who is, or who has at any time been, an officer or director of Merger Partner; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than Merger Partner) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Merger Partner Registered IP. “Merger Partner Registered IP” shall mean all Merger Partner IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Merger Partner Series A Preferred Stock. “Merger Partner Series A Preferred Stock” shall mean shares of Merger Partner’s Series A Preferred Stock, par value $0.0001 per share.

Merger Partner Series B Preferred Stock. “Merger Partner Series B Preferred Stock” shall mean shares of Merger Partner’s Series B Preferred Stock, par value $0.0001 per share.

Merger Partner Series C Preferred Stock. “Merger Partner Series C Preferred Stock” shall mean shares of Merger Partner’s Series C Preferred Stock, par value $0.0001 per share.

Merger Partner Series D Preferred Stock. “Merger Partner Series D Preferred Stock” shall mean shares of Merger Partner’s Series D Preferred Stock, par value $0.0001 per share.

Merger Partner Stock Option Plans. “Merger Partner Stock Option Plans” shall mean the 2001 Stock Incentive Plan of Merger Partner and the 2003 California Only Stock Incentive Pam of Merger Partner.

Merger Partner Triggering Event. A “Merger Partner Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Merger Partner shall have failed to recommend that the stockholders of Merger Partner vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to DPI the Merger Partner Board Recommendation; (ii) Merger Partner shall have failed to include in the Joint Proxy Statement/Prospectus the Merger Partner Board Recommendation; (iii) Merger Partner shall have failed to hold the Merger Partner Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of Merger Partner shall have approved, endorsed or recommended any Acquisition Proposal; (v) Merger Partner shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) Merger Partner or any director, officer or agent of Merger Partner shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Merger Partner Warrants. “Merger Partner Warrants” shall mean warrants to purchase Merger Partner Series A Preferred Stock and warrants to purchase Merger Partner Series B Preferred Stock.

Net Cash. “Net Cash” shall mean, as of any particular date (actual or future), without repetition (a) the sum of (i) DPI’s cash and cash equivalents, short-term investments, accounts receivable, net and restricted cash, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for DPI’s then most recent consolidated balance sheets filed with the SEC (“DPI’s Most Recent SEC Balance Sheet”) and (ii) the off balance sheet receivable due to DPI under the DPI Contract with the National Institute of Health that is subject to audit pursuant to applicable Legal Requirements minus (b) the sum of DPI’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for DPI’s Most Recent SEC Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the “Contractual Obligations” table included in the Management’s Discussion and Analysis of Financial Condition section of DPI’s most recent Form 10-K for the year ended December 31, 2005 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for DPI’s Most Recent SEC Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of DPI solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any DPI employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which DPI is liable in respect of any period ending on or before such date minus (h) the remaining cash cost, if any, as of such date of any liabilities or expenses to DPI associated with the matters referred to in Schedule 3.13 of the DPI Disclosure Schedule minus (i) any remaining fees and expenses as of such date for which DPI is liable pursuant to this Agreement incurred by DPI in connection with this Agreement and the Contemplated Transactions minus (j) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its Basel business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $2,000,000), minus (k) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its Heidelberg business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $1,400,000), minus (l) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its San Diego chemistry business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $950,000), minus (m) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its San Diego corporate business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $570,000), minus (n) in the event DPI has not sold, divested, disposed of, liquidated or wound down all or substantially all of its South San Francisco compound management business unit as of such date, the liquidation costs with respect to such business determined as of such date (it being agreed that the current estimate of such costs is $450,000), it being further agreed and understood that in the case of subclauses (j) – (n) no costs or expenses shall be deducted to the extent already deducted pursuant to another clause of this definition, plus (o) any amounts paid by DPI on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e) (and the Parties acknowledge and agree that any amounts payable by DPI as of such date pursuant to such obligations shall not result in a reduction to Net Cash in connection with any determination of Net Cash pursuant to the above).

Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of Merger Partner, DPI and the DPI Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

Party. “Party” or “Parties” shall mean Merger Partner, Merger Sub and DPI.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Related Agreements. “Related Agreements” shall mean the Merger Partner Stockholder Voting Agreements, the DPI Stockholder Voting Agreements, the Certificate of Merger, the Joint Proxy Statement/Prospectus and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that:  (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of DPI or Merger Partner, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to DPI’s stockholders or Merger Partner’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of DPI or Merger Partner, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Agreement	Preamble
Bylaws Amendment	3.17
Bylaws Amendment Vote	3.17
Closing	1.3
Closing Date	1.3
Conversion Factor	1.6(a)
D&O Indemnified Parties	5.7(a)
Dispute Net Cash Determination Date	1.7(d)
Dispute Notice	1.7(b)
Dissenting Shares	1.9
DPI Board Recommendation	5.3(b)
DPI Balance Sheet	3.6(a)
DPI Balance Sheet Date	3.5(h)
DPI Certificate of Amendment	1.5(a)
DPI Constituent Documents	3.2
DPI Disclosure Schedule	3
DPI Foreign Plan	3.12(k)
DPI Plan	3.12(s)
DPI	Preamble
DPI Returns	3.11(a)
DPI SEC Documents	3.4(a)
DPI Stockholder Voting Agreements	Recitals
DPI Stockholders’ Meeting	5.3(a)
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
First Anticipated Closing Date	1.7(a)
GAAP	2.4
Lapse Date	1.7(b)
Merger Partner Audited Balance Sheet	2.4(a)(i)
Merger Partner Balance Sheet	2.4(a)(ii)
Merger Partner Board Recommendation	5.2(b)
Merger Partner Certificate	1.6
Merger Partner Certificate of Incorporation	2.2
Merger Partner Constituent Documents	2.2
Merger Partner Disclosure Schedule	2
Merger Partner Financial Statements	2.4(a)
Merger Partner Foreign Plan	2.15(k)
Merger Partner Plan	2.15(s)
Merger Partner	Recitals
Merger Partner Returns	2.14(a)

Definition	Section
Merger Partner Stockholder Voting Agreements	Recitals
Merger Partner Stockholders’ Meeting	5.2(a)
Merger Partner Unaudited Interim Balance Sheet	2.4(a)(ii)
Merger	Recitals
Merger Sub	Preamble
Net Cash Schedule	1.7(a)
Net Cash Estimation	1.7(a)
Non-Dispute Net Cash Determination Date	1.7(c)
Pension Plan	2.15(k)
Pre-Closing Period	4.1
Registrable Merger Shares	5.12
Required DPI Stockholder Vote	3.17
Required Merger Partner Stockholder Vote	2.22
Reverse Stock Split	1.5(a)(i)
Rights Agreement	3.23
Shelf Registration Statement	5.12
Subsequent Anticipated Closing Date	1.7(e)
Surviving Corporation	1.1

SCHEDULE 1

CERTAIN MERGER PARTNER STOCKHOLDERS

Julian Adams

Advent Private Equity Fund III ‘A’

Advent Private Equity Fund III ‘B’

Advent Private Equity Fund III ‘C’

Advent Private Equity Fund III ‘D’

HBM BioVentures (Cayman) Ltd.

Steven H. Holtzman

Holtzman-Stewart 1996 Irrevocable Trust

Richard D. Klausner

Eric Lander

Stelios Papadopoulos

Adelene Perkins

Prospect Venture Partners II, L.P.

Prospect Venture Partners, L.P.

Stuart Schreiber

Venrock Associates

Venrock Entrepreneurs Fund III, L.P.

Vulcan Ventures Inc.

SCHEDULE 2

CERTAIN DPI STOCKHOLDERS

Harry F. Hixson, Jr., Ph.D.

Michael C. Venuti, Ph.D.

Alan J. Lewis, Ph.D.

Herm Rosenman

Sir Colin T. Dollery, FmedSci.

Craig Kussman

Richard Neale

SCHEDULE 5.11(a)(i)

DIRECTORS OF DPI

In the event that the Bylaws Amendment is approved by the Bylaws Amendment Vote, the directors of DPI shall be as follows:

CLASS I: Herm Rosenman, Eric Lander, Frank Moss and James Tananbaum

CLASS II:  Ron Daniel, Arnold Levine, Patrick Lee and Michael Venuti

CLASS III:  Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

In the event that the Bylaws Amendment is not approved by the Bylaws Amendment Vote, the directors of DPI shall be as follows:

CLASS I: Arnold Levine, Herm Rosenman and James Tananbaum

CLASS II:  Ron Daniel, Patrick Lee and Michael Venuti

CLASS III:  Anthony Evnin, Harry Hixson, Steven Holtzman and Vicki Sato

SCHEDULE 5.11(a)(ii)

DIRECTORS TO RESIGN FROM BOARD OF DIRECTORS OF DPI

Sir Colin T. Dollery, FmedSci.

Alan J. Lewis, Ph.D.

SCHEDULE 5.11(b)(i)

DIRECTOR OF SURVIVING CORPORATION

Steven H. Holtzman

SCHEDULE 5.11(b)(ii)

DIRECTORS TO RESIGN FROM BOARD OF DIRECTORS OF SURVIVING CORPORATION

All directors other than Steven H. Holtzman.

SCHEDULE I

CONVERSIONS FOR MERGER PARTNER COMMON STOCK,

MERGER PARTNER PREFERRED STOCK, MERGER PARTNER OPTIONS

AND MERGER PARTNER WARRANTS

Schedule I

	Conversion Ratios
Net Cash ($M) as Determined in Accordance with Section 1.7 (1)	Series A Preferred Holders	Group 1 Series B Preferred Holders	Group 2 Series B Preferred Holders	Series C Preferred Holders	Series D Preferred Holders	Common Holders
40	1.53172	1.94794	2.19131	2.03228	2.07724	1.72401
41	1.49436	1.90043	2.13786	1.98271	2.02658	1.68196
42	1.45878	1.85518	2.08696	1.93550	1.97833	1.64191
43	1.42485	1.81204	2.03843	1.89049	1.93232	1.60373
44	1.39247	1.77085	1.99210	1.84752	1.88840	1.56728
45	1.36153	1.73150	1.94783	1.80647	1.84644	1.53245
46	1.33193	1.69386	1.90548	1.76720	1.80630	1.49914
47	1.30359	1.65782	1.86494	1.72960	1.76787	1.46724
48	1.27643	1.62328	1.82609	1.69356	1.73104	1.43667
49	1.25038	1.59015	1.78882	1.65900	1.69571	1.40735
50	1.22537	1.55835	1.75305	1.62582	1.66179	1.37921
51	1.20135	1.52779	1.71867	1.59394	1.62921	1.35216
52	1.17824	1.49841	1.68562	1.56329	1.59788	1.32616
53	1.15601	1.47014	1.65382	1.53379	1.56773	1.30114
54	1.13461	1.44292	1.62319	1.50539	1.53870	1.27704
55	1.11398	1.41668	1.59368	1.47802	1.51072	1.25383
56	1.09408	1.39138	1.56522	1.45163	1.48375	1.23144
57	1.07489	1.36697	1.53776	1.42616	1.45771	1.20983
58	1.05636	1.34341	1.51125	1.40157	1.43258	1.18897
59	1.03845	1.32064	1.48563	1.37781	1.40830	1.16882
60	1.02115	1.29863	1.46087	1.35485	1.38483	1.14934
61	1.00441	1.27734	1.43692	1.33264	1.36213	1.13050
62	0.98821	1.25673	1.41375	1.31115	1.34016	1.11226
63	0.97252	1.23679	1.39131	1.29033	1.31888	1.09461
64	0.95732	1.21746	1.36957	1.27017	1.29828	1.07751
65	0.94260	1.19873	1.34850	1.25063	1.27830	1.06093
66	0.92831	1.18057	1.32806	1.23168	1.25894	1.04485
67	0.91446	1.16295	1.30824	1.21330	1.24015	1.02926
68	0.90101	1.14585	1.28900	1.19546	1.22191	1.01412
69	0.88795	1.12924	1.27032	1.17813	1.20420	0.99943
70	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
71	0.84509	1.07473	1.20899	1.12126	1.14607	0.95118
72	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
73	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118

74	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
75	0.84509	1.07472	1.20900	1.12126	1.14607	0.95118
76	0.80617	1.02523	1.15332	1.06962	1.09329	0.90737
77	0.79570	1.01192	1.13834	1.05573	1.07909	0.89559
78	0.78550	0.99894	1.12375	1.04219	1.06525	0.88411
79	0.77555	0.98630	1.10952	1.02900	1.05177	0.87292
80	0.76586	0.97397	1.09565	1.01614	1.03862	0.86200
81	0.75640	0.96194	1.08213	1.00359	1.02580	0.85136
82	0.74718	0.95021	1.06893	0.99135	1.01329	0.84098
83	0.73818	0.93877	1.05605	0.97941	1.00108	0.83085
84	0.72939	0.92759	1.04348	0.96775	0.98916	0.82096
85	0.72081	0.91668	1.03120	0.95637	0.97753	0.81130
86	0.71243	0.90602	1.01921	0.94524	0.96616	0.80186
87	0.70424	0.89560	1.00750	0.93438	0.95505	0.79265
88	0.69624	0.88543	0.99605	0.92376	0.94420	0.78364
89	0.68841	0.87548	0.98486	0.91338	0.93359	0.77484
90	0.68076	0.86575	0.97391	0.90323	0.92322	0.76623
91	0.67328	0.85624	0.96321	0.89331	0.91307	0.75781
92	0.66596	0.84693	0.95274	0.88360	0.90315	0.74957
93	0.65880	0.83782	0.94250	0.87410	0.89344	0.74151
94	0.65179	0.82891	0.93247	0.86480	0.88393	0.73362
95	0.64493	0.82018	0.92266	0.85570	0.87463	0.72590
96	0.63822	0.81164	0.91304	0.84678	0.86552	0.71834
97	0.63164	0.80327	0.90363	0.83805	0.85660	0.71093
98	0.62519	0.79508	0.89441	0.82950	0.84785	0.70368
99	0.61888	0.78705	0.88538	0.82112	0.83929	0.69657
100	0.61269	0.77918	0.87652	0.81291	0.83090	0.68960

(1) For purposes of this Schedule I, Net Cash will be rounded to the nearest $million

SCHEDULE II

GROUP 1 SERIES B PREFERRED HOLDERS

Prospect Venture Partners
Prospect Venture Partners II, L.P.
Venrock Associates
Venrock Associates III, L.P.
Venrock Entrepreneurs Fund III, L.P.

SCHEDULE III

GROUP 2 SERIES B PREFERRED HOLDERS

Advent Private Equity Fund III ‘A’
Advent Private Equity Fund III ‘B’
Advent Private Equity Fund III ‘C’
Advent Private Equity Fund III ‘D’
Advent Private Equity Fund III ‘A’
Advent Private Equity Fund III GmbH Co. KG
Advent Private Equity Fund III Affiliates
Advent Management III Limited Partnership
Boston University
Alexandria Equities, LLC
G&H Partners
HBM Bioventures (Cayman) Ltd.
H&D Investments 2001
Lotus Biosciences Investment Holdings Limited
Novartis Bioventures Ltd.
POSCO BioVentures I, L.P.
Tallwood I, L.P.
Vulcan Ventures Inc.
Wellcome Trust Limited, as Trustee of the Wellcome Trust
Steven H. Holtzman
Franklin Moss
Stelios Papdopoulos
Kimberly Rummelsburg

EXHIBITS

Exhibit A – Defined Terms

Exhibit B – Merger Partner Stockholder Voting Agreements

Exhibit C – DPI Stockholders Voting Agreements

Exhibit D – Form of Lock-up Agreement